EXHIBIT 2.2

                               PURCHASE AGREEMENT

                                    BETWEEN

                  DAWSON PRODUCTION SERVICES, INC., PURCHASER

                                      AND

                     PRIDE PETROLEUM SERVICES, INC., SELLER

            THIS AGREEMENT CONTAINS IMPORTANT INDEMNITY PROVISIONS.
                          SEE PARTICULARLY ARTICLE VI.

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                               TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1     Agreement to Sell  . . . . . . . . . . . . . . . . . . . . .  1
                 (a)      Included Assets . . . . . . . . . . . . . . . . . .  2
                 (b)      Excluded Assets . . . . . . . . . . . . . . . . . .  3
         1.2     Agreement to Purchase  . . . . . . . . . . . . . . . . . . .  4
         1.3     The Purchase Price . . . . . . . . . . . . . . . . . . . . .  4
                 (a)      Purchase Price  . . . . . . . . . . . . . . . . . .  4
                 (b)      Fair Market Value . . . . . . . . . . . . . . . . .  4
                 (c)      Federal Income Tax Elections  . . . . . . . . . . .  4
         1.4     Assumption of Liabilities  . . . . . . . . . . . . . . . . .  4
         1.5     Prorations . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.6     Transfer Taxes; Recording Fees . . . . . . . . . . . . . . .  5
         1.7     Certain Environmental Matters. . . . . . . . . . . . . . . .  6
         1.8     Adjustment for Certain Liabilities.  . . . . . . . . . . . .  6

ARTICLE II - CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS
                 AND FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . .  6
         2.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         2.2     Items to be Delivered at Closing . . . . . . . . . . . . . .  7
         2.3     Third Party Consents . . . . . . . . . . . . . . . . . . . .  7
         2.4     Further Assurances . . . . . . . . . . . . . . . . . . . . .  8
         2.5     Conditions of Assets.  . . . . . . . . . . . . . . . . . . .  8

ARTICLE III - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .  8
         3.1     Representations and Warranties of Seller . . . . . . . . . .  8
                 (a)      Corporate Existence . . . . . . . . . . . . . . . .  8
                 (b)      Corporate Power; Authorization; Enforceable
                          Obligations . . . . . . . . . . . . . . . . . . . .  9
                 (c)      Validity of Contemplated Transactions, Etc  . . . .  9
                 (d)      No Third Party Options  . . . . . . . . . . . . . . 10
                 (e)      Financial Statements  . . . . . . . . . . . . . . . 10
                 (f)      Taxes; Tax and Other Returns and Reports  . . . . . 10
                 (g)      Books of Account  . . . . . . . . . . . . . . . . . 11
                 (h)      Existing Condition  . . . . . . . . . . . . . . . . 11
                 (i)      Title to Properties . . . . . . . . . . . . . . . . 11
                 (j)      Compliance with Laws; Authorizations  . . . . . . . 12
                 (k)      Transactions With Affiliates  . . . . . . . . . . . 12
                 (l)      Litigation  . . . . . . . . . . . . . . . . . . . . 12
                 (m)      Contracts and Commitments . . . . . . . . . . . . . 12
                 (n)      Environmental Matters . . . . . . . . . . . . . . . 13
                 (o)      Real Properties . . . . . . . . . . . . . . . . . . 13
                 (p)      Availability of Documents . . . . . . . . . . . . . 15
                 (q)      Assets  . . . . . . . . . . . . . . . . . . . . . . 15
                 (r)      Restrictions  . . . . . . . . . . . . . . . . . . . 15
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                 (s)      Conditions Affecting the Business . . . . . . . . . 15
                 (t)      Employee Benefit Plans  . . . . . . . . . . . . . . 15
                 (u)      Personnel.  . . . . . . . . . . . . . . . . . . . . 20
                 (v)      Condition of Rigs . . . . . . . . . . . . . . . . . 21
         3.2     Representations and Warranties of Purchaser  . . . . . . . . 21
                 (a)      Corporation . . . . . . . . . . . . . . . . . . . . 21
                 (b)      Corporate Power and Authorization . . . . . . . . . 21
                 (c)      Validity of Contemplated Transactions, Etc  . . . . 21
                 (d)      Financing . . . . . . . . . . . . . . . . . . . . . 22
         3.3     Survival of Representations and Warranties and Covenants . . 22
         3.4     Representations by Seller Refer to the Business. . . . . . . 22

ARTICLE IV - AGREEMENTS PENDING CLOSING . . . . . . . . . . . . . . . . . . . 22
         4.1     Agreements of Seller Pending the Closing . . . . . . . . . . 22
                 (a)      Business in the Ordinary Course . . . . . . . . . . 22
                 (b)      Conduct of Business . . . . . . . . . . . . . . . . 22
                 (c)      Litigation  . . . . . . . . . . . . . . . . . . . . 23
                 (d)      Access  . . . . . . . . . . . . . . . . . . . . . . 23
                 (e)      Press Release . . . . . . . . . . . . . . . . . . . 23
                 (f)      Actions of Directors and Shareholders . . . . . . . 23
                 (g)      Hart-Scott-Rodino . . . . . . . . . . . . . . . . . 24
                 (h)      Employee Matters.   . . . . . . . . . . . . . . . . 24
                 (i)      Actions of Seller . . . . . . . . . . . . . . . . . 24
         4.2     Agreements of Purchaser Pending the Closing  . . . . . . . . 24
                 (a)      Confidentiality . . . . . . . . . . . . . . . . . . 24
                 (b)      Press Release . . . . . . . . . . . . . . . . . . . 24
                 (c)      Hart-Scott-Rodino . . . . . . . . . . . . . . . . . 24
                 (d)      Actions of Purchaser  . . . . . . . . . . . . . . . 25

ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING . . . . . . . . . . . . . . . 25
         5.1     Conditions Precedent to Purchaser's Obligations  . . . . . . 25
                 (a)      Representations and Warranties True as of the
                          Closing Date  . . . . . . . . . . . . . . . . . . . 25
                 (b)      Compliance with this Agreement  . . . . . . . . . . 25
                 (c)      Closing Certificate . . . . . . . . . . . . . . . . 25
                 (d)      Opinion of Counsel for Seller . . . . . . . . . . . 25
                 (e)      Good Standing.  . . . . . . . . . . . . . . . . . . 25
                 (f)      No Threatened or Pending Litigation . . . . . . . . 25
                 (g)      Consents and Approvals  . . . . . . . . . . . . . . 26
                 (h)      Material Adverse Changes  . . . . . . . . . . . . . 26
                 (i)      Approval of Counsel; Corporate Matters  . . . . . . 26
                 (j)      Hart-Scott-Rodino Approval. . . . . . . . . . . . . 26
                 (k)      Financing . . . . . . . . . . . . . . . . . . . . . 26
                 (l)      Securities Filings. . . . . . . . . . . . . . . . . 26
         5.2     Conditions Precedent to the Obligations of Seller  . . . . . 26
                 (a)      Representations and Warranties True as of the
                          Closing Date  . . . . . . . . . . . . . . . . . . . 27
                 (b)      Compliance with this Agreement  . . . . . . . . . . 27
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                 (c)      Closing Certificates  . . . . . . . . . . . . . . . 27
                 (d)      No Threatened or Pending Litigation . . . . . . . . 27
                 (e)      Consent of Shareholders . . . . . . . . . . . . . . 27
                 (f)      Opinion of Counsel for Purchaser. . . . . . . . . . 27
                 (g)      Hart-Scott-Rodino Approval  . . . . . . . . . . . . 27

ARTICLE VI - INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.2     Indemnification by Seller  . . . . . . . . . . . . . . . . . 28
         6.3     Indemnification by Purchaser . . . . . . . . . . . . . . . . 29
         6.4     Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . 29
         6.5     Failure to Pay Indemnification . . . . . . . . . . . . . . . 30
         6.6     Adjustment of Liability  . . . . . . . . . . . . . . . . . . 30
         6.7     Express Negligence . . . . . . . . . . . . . . . . . . . . . 30
         6.8     DISCLAIMER.  . . . . . . . . . . . . . . . . . . . . . . . . 30
         6.9     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . 31
                 (a)      Negotiation Period  . . . . . . . . . . . . . . . . 31
                 (b)      Commencement of Arbitration . . . . . . . . . . . . 31
                 (c)      Consolidation of Hearings . . . . . . . . . . . . . 31
                 (d)      Discovery . . . . . . . . . . . . . . . . . . . . . 31
                 (e)      Conclusion of Arbitration . . . . . . . . . . . . . 32
                 (f)      Expenses of Arbitrators . . . . . . . . . . . . . . 32
         6.10    Other Rights and Remedies Not Affected . . . . . . . . . . . 32

ARTICLE VII - POST CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . 32
         7.1     Seller's Affected Employees.   . . . . . . . . . . . . . . . 32
         7.2     Discharge of Business Obligations. . . . . . . . . . . . . . 34
         7.3     Maintenance of Books and Records . . . . . . . . . . . . . . 34
         7.4     Payments Received  . . . . . . . . . . . . . . . . . . . . . 35
         7.5     Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . 35
         7.6     Inquiries  . . . . . . . . . . . . . . . . . . . . . . . . . 35
         7.7     Covenant Not to Compete  . . . . . . . . . . . . . . . . . . 35
         7.8     Subsequent Acquisitions by Seller. . . . . . . . . . . . . . 36
         7.9     Transition Period  . . . . . . . . . . . . . . . . . . . . . 36
                 (a)      Collections . . . . . . . . . . . . . . . . . . . . 36
                 (b)      Accounting  . . . . . . . . . . . . . . . . . . . . 36
                 (c)      Licenses and Permits  . . . . . . . . . . . . . . . 36
                 (d)      Access to Corporate Headquarters  . . . . . . . . . 36
         7.10    Accounting Records . . . . . . . . . . . . . . . . . . . . . 36
         7.11    Nondisclosure of Proprietary Information.  . . . . . . . . . 37
         7.12    Contact with Former Employees  . . . . . . . . . . . . . . . 37
         7.13    Assumed Obligations. . . . . . . . . . . . . . . . . . . . . 37

ARTICLE VIII - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . 37
         8.1     Events of Termination  . . . . . . . . . . . . . . . . . . . 37
         8.2     Liability Upon Termination . . . . . . . . . . . . . . . . . 38
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         8.3     Notice of Termination  . . . . . . . . . . . . . . . . . . . 38
         8.4     Break-Up Fee.  . . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE IX - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . 39
         9.1     Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . 39
         9.2     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         9.3     Assignment and Binding Effect  . . . . . . . . . . . . . . . 39
         9.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         9.5     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 40
         9.6     No Benefit to Others . . . . . . . . . . . . . . . . . . . . 40
         9.7     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 40
         9.8     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         9.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . 40
         9.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 41
         9.11    Construction . . . . . . . . . . . . . . . . . . . . . . . . 41
         9.12    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         9.13    Specific Performance . . . . . . . . . . . . . . . . . . . . 41
         9.14    Good Faith . . . . . . . . . . . . . . . . . . . . . . . . . 41
         9.15    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . 42

DEFINITIONS:
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The definition of "401(K) PLAN" can be found in Section 3.1(t)(i).
The definition of "AFFECTED EMPLOYEES" can be found in Section 3.1(t)(xxiv)(A). The definition of "AGREEMENT" can be found on page 1.
The definition of "ASSETS" can be found in Section 1.1.
The definition of "ASSUMED LIABILITIES" can be found in Section 1.4(a).
The definition of "AUTHORIZATIONS" can be found in Section 3.1(j).
The definition of "BALANCE SHEET" can be found in Section 3.1(e)(ii).
The definition of "BALANCE SHEET DATE" can be found in Section 3.1(e)(ii).
The definition of "BREAK-UP FEE" can be found in Section 8.4.
The definition of "BUSINESS" can be found on page 1.
The definition of "CAUSE" can be found in Section 7.1(c).
The definition of "CLOSING" can be found in Section 2.1.
The definition of "CLOSING DATE" can be found in Section 2.1.
The definition of "CODE" can be found in Section 1.3(c).
The definition of "CONTAMINANT" can be found in Section 3.1(n).
The definition of "CONTRACTS" can be found in Section 3.1(c)(iv).
The definition of "DAMAGES" can be found in Section 6.2.
The definition of "DISPUTE NOTICE" can be found in Section 6.9(a).
The definition of "DOL" can be found in Section 3.1(t)(ii).
The definition of "EFFECTIVE DATE" can be found on page 1.
The definition of "EMPLOYEE" can be found in Section 3.1(t)(xxiv)(C).
The definition of "EMPLOYEE BENEFIT PLAN" can be found in Section
                   3.1(t)(xxiv)(B).
The definition of "EQUIPMENT" can be found in Section 1.1(a)(vi).
The definition of "EQUIPMENT LEASES" can be found in Section 1.1(a)(iv).
The definition of "ERISA" can be found in Section 3.1(t)(xxiv)(D).
The definition of "ERISA AFFILIATE" can be found in Section 3.1(t)(xxiv)(E). The definition of "EXCLUDED ASSETS" can be found in Section 1.1(b).
The definition of "EXCLUDED PARCEL" can be found in Section 1.7.
The definition of "FEE PROPERTIES" can be found in Section 1.1(a)(i).
The definition of "FINAL ARBITRATOR" can be found in Section 6.9(b).
The definition of "FINANCIAL STATEMENTS" can be found in Section 3.1(e)(i).
The definition of "FUEL AND INVENTORY" can be found in Section 1.1(a)(x).
The definition of "GOVERNMENTAL ENTITY" can be found in Section 6.1(a).
The definition of "GP" can be found on page 1.
The definition of "HOLDINGS" can be found on page 1.
The definition of "HOLDINGS CONTRACTS" can be found in Section 1.1(a)(iii).
The definition of "HSR ACT" can be found in Section 4.1(g).
The definition of "INDEMNITEE" can be found in Section 6.1(b).
The definition of "INDEMNITOR" can be found in Section 6.1(c).
The definition of "IRS" can be found in Section 3.1(t)(ii).
The definition of "LEASED PROPERTIES" can be found in Section 1.1(a)(ii).
The definition of "LP" can be found on page 1.
The definition of "MULTIEMPLOYER PLAN" can be found in Section 3.1(t)(xxiv)(F).

The definition of "NEGOTIATION PERIOD" can be found in Section 6.9(a).
The definition of "PARTNERSHIP" can be found on page 1.
The definition of "PBGC" can be found in Section 3.1(t)(ii).
The definition of "PENSION PLAN" can be found in Section 3.1(t)(xxiv)(G). The definition of "PERMITS" can be found in Section 1.1(a)(ix).
The definition of "PERMITTED LIENS" can be found in Section 3.1(i).
The definition of "PERSON" can be found in Section 9.11.
The definition of "PERSONAL PROPERTY" can be found in Section 1.1(a)(viii). The definition of "PREVAILING PARTY" can be found in Section 9.15.
The definition of "PROPERTY TAXES" can be found in Section 1.5.
The definition of "PROPRIETARY INFORMATION" can be found in Section 7.11(a). The definition of "PROXY STATEMENT" can be found in Section 4.1(f).
The definition of "PURCHASE PRICE" can be found in Section 1.3(a).
The definition of "PURCHASER" can be found on page 1.
The definition of "PURCHASER LOSSES" can be found in Section 6.2.
The definition of "PURCHASER'S COMMON STOCK" can be found in Section 8.4. The definition of "REAL PROPERTIES" can be found in Section 1.1(a)(ii).
The definition of "REAL ESTATE LEASES" can be found in Section 3.1(o)(i)(A). The definition of "RECORDS" can be found in Section 1.1(a)(vii).
The definition of "REGULATIONS" can be found in Section 3.1(j).
The definition of "SELLER" can be found on page 1.
The definition of "SELLER LOSSES" can be found in Section 6.3.
The definition of "SELLER'S DOCUMENTS" can be found in Section 3.1(b).
The definition of "STOCK" can be found in Section 1.1.
The definition of "TAX RETURNS" can be found in Section 3.1(f).
The definition of "TAXES" can be found in Section 3.1(f).
The definition of "THIRD PARTY CLAIMS" can be found in Section 6.4(b).
The definition of "TRANSITION PERIOD" can be found in Section 7.9.
The definition of "VEBA" can be found in Section 3.1(t)(iv).
The definition of "VEHICLE LEASES" can be found in Section 1.1(a)(v).
The definition of "WARN" can be found in Section 7.1(a).
The definition of "WELFARE PLAN" can be found in Section 3.1(t)(xxiv)(H).

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "AGREEMENT"), dated as of the 23rd day of December, 1996 (the "EFFECTIVE DATE"), is entered into by and between Pride Petroleum Services, Inc., a Louisiana corporation ("SELLER"), and Dawson Production Services, Inc., a Texas corporation ("PURCHASER").

                                   RECITALS:

         A. Seller is engaged in the domestic, onshore well servicing business (the "BUSINESS") as well as several other related business activities;

         B.      Purchaser is engaged in the business of oil well servicing;

         C. The respective Boards of Directors of Purchaser and Seller have approved this Agreement and the transactions contemplated by this Agreement;

         D. Purchaser and Seller have entered into that certain Confidentiality Agreement dated November 13, 1996;

         E. Seller proposes to restructure its ownership of the Business as set forth on SCHEDULE 1, with the result that the Business will be held, directly or indirectly, by a corporate subsidiary of Seller ("GP") and by a limited partnership ("PARTNERSHIP" and, together with GP, "HOLDINGS"), with GP as the general partner of the Partnership and a wholly owned corporate subsidiary of Seller ("LP") as the limited partner of the Partnership; and

         F. Subject to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase all of the issued and outstanding equity interests in Holdings, which will at the Closing (as defined herein) own, directly or indirectly, the Business and substantially all of the assets now owned by Seller or acquired by Seller prior to Closing and used primarily in the Business.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties agree as follows:

                         ARTICLE I - PURCHASE AND SALE

         1.1 AGREEMENT TO SELL. At the Closing (as defined in Section 2.1), and except as otherwise specifically provided in this Section 1.1, Seller and LP shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller and LP in and to all of the issued and outstanding equity interests in Holdings (collectively, the "STOCK"), consisting of (1) all of the issued and outstanding capital stock of GP, which shall be sold to Purchaser by Seller, and (2) all of the limited partnership interest in the Partnership, which shall be sold to Purchaser by LP. At the Closing, such limited partnership interest shall constitute the entire limited partnership interest in the Partnership, and the general partnership interest in the Partnership held by GP shall constitute the entire general partnership interest in the Partnership. At the Closing, Holdings, directly or indirectly, shall own: (a) the Business as a going concern, and (b) all of the assets, properties and rights of Seller and Holdings constituting the Business or used primarily therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights are herein sometimes collectively referred to as the "ASSETS"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except Permitted Liens (as defined in Section 3.1(i)).

                 (a) Included Assets. The Assets shall include, without limitation, the following assets, properties and rights of Seller and Holdings used in the conduct of, or generated by or constituting the Business, except as otherwise expressly excluded pursuant to Section 1.1(b):

                      (i) all interests of Seller and Holdings in all real properties that are owned by Seller or Holdings and used primarily in connection with the Business which are identified in SCHEDULE 1.1(A)(I) (the "FEE PROPERTIES");

                      (ii) all of Seller's and Holdings' interests as lessee in all real property and offices leased or subleased to Seller or Holdings and used primarily in connection with the Business, which are identified in SCHEDULE 1.1(A)(II) (the "LEASED PROPERTIES" and, together with the Fee Properties, the "REAL PROPERTIES");

                    (iii) those Contracts (as hereinafter defined), including purchase orders and noncompetition agreements, but exclusive of all leases of personal property, to which Seller or Holdings is a party described in SCHEDULE 1.1(A)(III), together with all Contracts that are entered into by Seller or Holdings as part of the Business in the ordinary course of business after the Effective Date and are not prohibited by this Agreement (collectively, the "HOLDINGS CONTRACTS");

                      (iv) all of Seller's and Holdings' rights in and to operating leases of personal property used primarily in connection with the Business other than vehicles, all of which are described in SCHEDULE 1.1(A)(IV), together with all such leases that are entered into by Seller or Holdings as part of the Business in the ordinary course of business after the Effective Date that are not prohibited by this Agreement (the "EQUIPMENT LEASES"), subject to the consents of lessors, if required;

                      (v) all of Seller's rights in and to the vehicles identified in and subject to the vehicle leases listed on SCHEDULE 1.1(A)(V) (the "VEHICLE LEASES");

                      (vi) all office furniture, fixtures and equipment owned by Seller and Holdings and all other equipment, parts, materials, supplies, furniture and fixtures owned by Seller or Holdings, in either case used primarily in connection with the Business including, without limitation, the equipment, furniture, fixtures, computers, servers, local area network systems, intranet systems, electronic mail and financial accounting equipment, software and systems described on SCHEDULE 1.1(A)(VI) (collectively, the "EQUIPMENT");
                     (vii) except for materials relating to Excluded Assets, litigation, Employee Benefit Plans, and other matters not constituting part of the Assets, originals or (at Seller's election) copies of all books, records, correspondence, files, plans and other documents and instruments of Seller or Holdings used primarily in connection with the Business, including software, financial and accounting systems and records, information technology systems and management information systems, and customer files related to the Business or to the Assets (collectively, the "RECORDS");

                    (viii) all other intangible and tangible personal property, all technologies, methods, formulations, data bases, trade secrets, customer lists, know-how, inventions and other intellectual property used primarily in connection with the Business or under development for use primarily in connection with the Business, and owned, leased or licensed by Seller or Holdings (collectively, the "PERSONAL PROPERTY");

                      (ix) any and all permits, authorizations, certificates, approvals, registrations, or other approvals and licenses granted by any federal, state, local or foreign court, arbitrator or administrative or Governmental Entity (as hereinafter defined) in connection with the Business to the extent transferrable (collectively, the "PERMITS");

                       (x) all motor fuel and inventory on hand on the Closing Date used in connection with the Business, including without limitation, all motor fuel, oil, lubricants, drilling mud and other items of tangible personal property of similar character (collectively, the "FUEL AND INVENTORY"); and

                      (xi) all of the corporate books and records of Holdings.

                 (b) Excluded Assets. The Assets shall not include the following: (i) Seller's corporate headquarters located at 1500 City West Blvd., Suite 400, Houston, Texas or the furniture, fixtures, equipment, software and systems or other tangible property located therein other than as specifically listed in the Schedules to Section 1.1(a) above; (ii) certain rigs and related equipment identified on SCHEDULE 1.1(B); (iii) corporate seals, certificates of incorporation, minute books, stock books, or other records having to do with the corporate organization of Seller, or any of its subsidiaries other than Holdings and its subsidiaries; (iv) cash, the accounts receivable of Seller or Holdings, Seller's or Holdings' prepaid items, and the deposits listed on SCHEDULE 1.1(B); (v) Seller's name and service marks, or any rights therein; and (vi) the rights which accrue or will accrue to Seller under this Agreement, the rights to any of Seller's or Holdings' claims for any federal, state, local, or foreign tax refunds arising prior to Closing, Seller's financial and accounting records not relating to the Business or the other assets, properties or rights described in SCHEDULE 1.1(B) (which Schedule may be modified prior to Closing to exclude any Real Properties which Purchaser does not wish to acquire), all of which are referred to in this Agreement as the "EXCLUDED ASSETS."

         1.2 AGREEMENT TO PURCHASE. At the Closing, Purchaser shall purchase the Stock from Seller and LP, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (as defined in Section 1.3). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller or Holdings, but only to the extent expressly provided in Section 1.4. Except as expressly provided in Section 1.4, Purchaser shall not assume or be responsible for any liabilities or obligations based on events occurring prior to Closing relative to the Assets, the Business, Seller or Holdings.

         1.3     THE PURCHASE PRICE.

                 (a) Purchase Price. In consideration of the transfer to Purchaser of the Stock, Purchaser shall pay to Seller and LP the aggregate amount of $135,650,000 (the "PURCHASE PRICE"), which shall be paid by wire transfer at the Closing; provided, however, the Purchase Price shall be adjusted (by an adjustment in the amount wire transferred to Seller) by the amount, if any, determined in accordance with Sections 1.5, 1.6, 1.7, and 7.2 of this Agreement. One percent of the Purchase Price shall be paid to Seller and the balance to LP.

                 (b) Fair Market Value. The fair market value for federal income tax purposes of the Assets shall be agreed to by the parties hereto prior to the Closing Date. Seller and Purchaser each hereby covenant and agree that such amounts reflect or will reflect the fair market value of the Assets and that neither of them, directly or indirectly, through a subsidiary or affiliate or otherwise, will take a position on any income tax return, before any Governmental Entity charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the tax basis and fair market value of the Assets set forth on SCHEDULE 1.3(B). Such allocations will be reflected in the schedules required by Treasury Regulation Section 1.755-2T(c) to be attached to the returns of Purchaser and GP to reflect their acquisition of interests in the Partnership.

                 (c) Federal Income Tax Elections. Purchaser and Seller will join in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "CODE") with respect to the purchase and sale of the stock of GP. Seller will pay all federal income taxes which result from such election under Section 338(h)(10)(A)(ii) of the Code and Treasury Regulation Section 1.338(h)(10)-1(e)(1). The Partnership will make an election under Section 754 of the Code.

         1.4     ASSUMPTION OF LIABILITIES.

                 (a)      Except as otherwise specifically provided in this
Section 1.4, (i) in connection with the transfer of the Assets from Seller to Holdings, Holdings shall assume and agree to pay, discharge or perform, as appropriate, the liabilities and obligations of Seller (1) that accrue or arise after the Closing under the leases of the Leased Properties, the Holdings Contracts, and the Equipment Leases and (2) those that are set forth on SCHEDULE 1.4(A) (the "ASSUMED LIABILITIES"); and (ii) at the Closing, Purchaser shall agree to cause Holdings to pay, discharge or perform, as appropriate, the Assumed Liabilities.

                 (b) Notwithstanding Section 1.4(a), it is expressly understood that, other than obligations and liabilities expressly assumed in
Section 1.4(a), Purchaser shall not be liable for, and shall not assume, any of Seller's or Holdings' obligations or liabilities, whether known or unknown, matured or unmatured, fixed or contingent, including but not limited to liabilities relating to events occurring prior to the Closing, any Taxes (as hereinafter defined, other than those prorated as of the Closing Date), or any liabilities under any Employee Benefit Plans (as hereinafter defined) of Seller or Holdings, it being expressly agreed that upon Closing, Seller shall remain liable for all obligations of Holdings incurred prior to Closing, other than Assumed Liabilities. Seller shall remain obligated to pay and discharge any of its liabilities and obligations not expressly assumed hereby. Seller hereby agrees that it will indemnify Purchaser as set forth in Section 6.2 for any liabilities of Seller not expressly assumed by Purchaser pursuant to Section 1.4(a).

         1.5 PRORATIONS. All annual or periodic ad valorem fees, taxes and assessments, licensing fees and vehicle use fees, and similar charges imposed by taxing authorities on the Assets (collectively, "PROPERTY TAXES") shall be borne and paid (a) by Seller for all full tax years or periods ending before the Closing Date (as defined in Section 2.1) and for that portion of any tax year or period ending on or after the Closing Date from the date of commencement of such year or period to the date immediately preceding the Closing Date and (b) by Purchaser for all full tax years or periods beginning on or after the Closing Date and for that portion of any tax year or period ending on or after the Closing Date from and including the Closing Date to the final date of such year or period, regardless of when or by which party such Property Taxes are actually paid to the applicable taxing authority. In addition, all rents and other lease charges, power and utility charges, license or other fees, revenues on Holdings Contracts, and similar items shall be allocated between Purchaser and Seller effective as of 12:01 a.m. on the Closing Date. Such allocations shall be determined and payment accordingly made from one party to the other, as the case may be, on the Closing Date to the extent they are known and agreed to by Purchaser and Seller; otherwise such allocations shall be determined and payment made (effective as of 12:01 a.m. on the Closing Date) as soon as practicable. All work for customers of Seller shall be performed for the account of Purchaser, and invoiced under the name of Purchaser, effective as of 12:01 a.m. on the Closing Date, unless the Closing does not occur.

         1.6     TRANSFER TAXES; RECORDING FEES.

                 (a) Purchaser and Seller agree that Seller's sale and Purchaser's purchase of the Stock is not subject to sales and use taxes in all jurisdictions, and that all parties hereto shall treat the sale of Stock provided for herein accordingly; provided, however, that if, contrary to the foregoing, it shall be finally determined after the Closing that the sale by Seller and the purchase by Purchaser of the Stock or any other transaction consummated pursuant to the Closing, is subject to any sales, use or similar tax, then all such taxes shall be borne equally by Purchaser and Seller.

                 (b) Purchaser shall pay any and all recording, filing or other fees relating to the conveyance or transfer of (i) the Stock from Seller and LP to Purchaser, or (ii) the Assets from Seller to Holdings.

         1.7 CERTAIN ENVIRONMENTAL MATTERS. If prior to the Closing Date, Purchaser determines pursuant to its investigation conducted in accordance with
Section 4.1(d) that, as a result of an environmental condition existing at any one or more separate parcels of the Real Properties, Purchaser elects to cause Holdings not to acquire any such parcel(s), Purchaser may give written notice of such election and of the reasons therefor, in which case such parcel(s) shall not be acquired by Holdings and shall be excluded from the Assets. Each parcel excluded pursuant to this Section 1.7 is referred to herein as an "EXCLUDED PARCEL." If any parcel of Real Property is so excluded, the Purchase Price shall be reduced by the value relating to such Excluded Parcel that is to be determined by the parties, in good faith, at or prior to Closing. In addition to identifying a parcel of Real Property as an Excluded Parcel, Purchaser at Closing also, in its sole discretion, shall be permitted to lease such property from Seller with an option to purchase. Any such lease shall be for a term of one year with an option for Purchaser to purchase the Real Property at a value to be determined by the parties, in good faith, at or prior to Closing. Rentals under any such lease shall be $100 per month for each such parcel, plus taxes; any such lease shall not impose any obligations on Purchaser to indemnify Seller with respect to pre-existing environmental matters.

         1.8 ADJUSTMENT FOR CERTAIN LIABILITIES. The Purchase Price set forth in Section 1.3(a) was determined on the basis that Seller prior to the Closing would fully pay (i) the Vehicle Leases and (ii) indebtedness evidenced by a note dated on or about March 22, 1995, payable by Seller to Billy B. Cooper and Raymond H. Eaves in the approximate outstanding amount of $3.9 million, secured by certain of the Assets, and that Purchaser and Holdings would not be subject to any liability or obligation with respect to such indebtedness from and after the Closing.

                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                  THIRD PARTY CONSENTS AND FURTHER ASSURANCES

         2.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing (the "CLOSING") of the sale and purchase of the Stock shall take place at 10:00 a.m., local time, on such date as is mutually agreed to by Purchaser and Seller but in no event later than two business days after the date on which the conditions specified in Sections 5.1(j), 5.1(k), 5.2(e) and 5.2(g) have been satisfied, at the offices of Jenkens & Gilchrist, A Professional Corporation, 1100 Louisiana, Suite 1800, Houston, Texas 77002, and shall be effective as of 12:01 a.m. local time on such date. The effective date of the Closing is sometimes herein referred to as the "CLOSING DATE."

         2.2 ITEMS TO BE DELIVERED AT CLOSING. In connection with the Closing and subject to the terms and conditions contained in this Agreement:

                 (a)      Seller shall deliver to Purchaser the following:

                       (i) at the Closing, stock certificates representing all of the Stock of Holdings, together with properly executed stock transfer powers in a form consistent with the provisions of this Agreement and reasonably satisfactory to the parties hereto; copies of fully executed instruments of conveyance evidencing that all of the Assets have been transferred and conveyed to Holdings, including but not limited to bills of sale with covenants of warranty of title in a form consistent with the provisions of this Agreement and reasonably satisfactory to the parties hereto; assignments in a form consistent with the provisions of this Agreement and reasonably satisfactory to the parties hereto; warranty deeds (or special warranty deeds if Seller acquired such property pursuant to a special warranty deed) in a form consistent with the provisions of this Agreement and reasonably satisfactory to the parties hereto; and other good and sufficient instruments and documents of conveyance and transfer, in forms reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to evidence the transfer and assignment to Holdings of all of Seller's right, title and interest in and to the Assets; and

                      (ii) at the Closing or concurrently therewith at a mutually agreed upon location, all of the certificates, certificates of title, Contracts, customer lists, supplier lists, Equipment Leases, Real Estate Leases, all correspondence, files, plans and other documents and instruments, books, Records, and data belonging to Seller or Holdings which are part of the Assets;

and simultaneously with such delivery, Seller shall take all steps as may be reasonably required to put Purchaser in control of Holdings and to put Holdings in actual possession and operating control of the Assets.

                 (b)      Purchaser shall deliver to Seller, and in the case of
(i) to LP, the following:

                       (i) the wire transfer of the Purchase Price (adjusted in accordance with Sections 1.5, 1.6, 1.7, and 7.2); and

                      (ii) a fully executed assignment of Contracts, assignment of leases of Leased Properties, and assignment of Equipment Leases in a form consistent with the provisions of this Agreement and reasonably satisfactory to the parties hereto.

                 (c) At or prior to the Closing, the parties hereto also shall deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article V.

         2.3 THIRD PARTY CONSENTS. To the extent that Seller's or Holdings' rights under any Contracts, Authorizations (as defined in Section 3.1(j)), Permits, Equipment Leases, Real Estate Leases, or other Assets may not be transferred in accordance with the terms of this Agreement without the consent of another person, which consent has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign or transfer the same if an attempted assignment or transfer would constitute a breach thereof or be unlawful, and Purchaser and Seller, each at its own expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment or transfer would be ineffective or would impair Holdings' rights under the Asset in question so that Holdings would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and by the terms of any documents affecting the Asset, shall act for one year after the Closing as Holdings' agent in order to obtain for Holdings the benefits thereunder and shall cooperate, to the maximum extent permitted by law and by the terms of any document affecting the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Holdings. Seller agrees to pay any termination or assignment fees provided in such agreements.

         2.4 FURTHER ASSURANCES. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser reasonably may request in order to vest more effectively in Holdings, or to put Holdings more fully in possession of, any of the Assets, or to better enable Holdings to complete, perform or discharge any of the liabilities or obligations assumed by Holdings at the Closing pursuant to Section 1.4. Each of the parties will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as reasonably may be requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. If Seller dissolves or is merged out of existence within one year following the Closing Date, effective as of the dissolution of Seller, Seller hereby irrevocably appoints Purchaser or Purchaser's substitute as its attorney-in-fact coupled with an interest and with full power of substitution to carry out the provisions of this Section 2.4.

         2.5 CONDITIONS OF ASSETS. The Assets acquired by Purchaser as a result of Purchaser's acquisition of the Stock, shall be acquired on an "AS IS, WHERE IS" basis. Title, possession and risk of loss with respect to the Assets shall be deemed to pass on the Closing Date.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that the following statements are true and correct, except as set forth on the Schedules. Unless the context clearly indicates otherwise, references in this Agreement to Seller shall include Seller, Holdings and LP prior to Closing.

                 (a) Corporate Existence. Seller is and, prior to Closing, GP will be a corporation duly organized, validly existing and in good standing under the laws of Louisiana and Delaware, respectively, and the Partnership will be a limited partnership duly organized and validly existing; Seller is and, prior to Closing, Holdings will be duly qualified to do business and in good standing as a foreign corporation, and the Partnership will be duly qualified to do business in Texas and in each other jurisdiction where the conduct of the Business by it requires it or them to be so qualified, all of which jurisdictions are listed on SCHEDULE 3.1(A).

                 (b) Corporate Power; Authorization; Enforceable Obligations. Seller has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action as of the Closing Date. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (collectively, the "SELLER'S DOCUMENTS") will be, duly executed and delivered on behalf of Seller by duly authorized officers or directors of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. Seller's Board of Directors has approved this Agreement and the transactions contemplated hereby.

                 (c) Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other person under:

                       (i) any Regulation (as hereinafter defined) to which Seller is subject other than filings required under the HSR Act and the Securities Exchange Act of 1934, as amended,

                      (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity which is applicable to Seller,

                     (iii) the charter documents of Seller or any securities issued by Seller, or

                      (iv) any material mortgage, indenture, undertaking, note, bond, debenture, letter of credit, commitment, agreement, contract, lease, Authorization, Holdings' Contract (including but not limited to the Equipment Leases) or other instrument, or understanding, whether or not assigned hereby (collectively, the "CONTRACTS"), by which Seller may have rights or by which any of the Assets may be bound or affected.

No fact or condition exists which would give any party to a Contract the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Holdings in or to any material Asset. Except as aforesaid, no Authorization, approval or consent of, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by Seller.

                 (d) No Third Party Options. No person has any existing agreements, options, commitments or rights to acquire any of the Assets or any interest therein.

                 (e)      Financial Statements.

                      (i) Seller has delivered to Purchaser copies of balance sheets relating to the Business at December 31, 1994 and December 31, 1995 and related statements of income, cash flows, and owner's equity for the fiscal years then ended and for the fiscal year ended December 31, 1993, audited and reported upon by Coopers & Lybrand. Seller also has delivered to Purchaser certain unaudited financial information of the Business as of and for the nine months ended September 30, 1995, and September 30, 1996. Upon the Effective Date or promptly thereafter as soon as they are available, Seller will deliver to Purchaser the unaudited monthly statements of income for the month ended October 31, 1996 and for each month thereafter until the Closing relating to the Business. Such unaudited financial statements will contain all adjustments, which shall be solely of a normal recurring nature, necessary to present fairly, in all material respects, the results of operations for the period then ended. The monthly unaudited financial statements described above shall also set forth for each such period the amount of maintenance capital expenditures, and maintenance and repairs, recorded for such period with respect to the Business. All of the above mentioned financial statements shall be referred to herein as the "FINANCIAL STATEMENTS."

                     (ii) The balance sheet as of September 30, 1996 (the "BALANCE SHEET") includes the Assets which, if the Closing had been held on September 30, 1996 (the "BALANCE SHEET DATE"), would have been held directly or indirectly by Holdings in accordance herewith.

                    (iii) The Financial Statements fairly present, in all material respects, as of their respective dates, the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Business. The monthly, unaudited financial information referred to above fairly presents, and shall fairly present, in all material respects, the operating income of the Business for such periods. The property, plant and equipment shown as belonging to the Business in the Balance Sheet fairly reflects and at the Closing will fairly reflect in all material respects the Assets being acquired hereunder and necessary to conduct the Business, subject to acquisitions and dispositions thereof subsequent to the Balance Sheet Date not prohibited by this Agreement.

                 (f) Taxes; Tax and Other Returns and Reports. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller or to be filed by Holdings or LP and affecting the Assets or the Business (the "TAX RETURNS") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees, duties and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, gross receipts, value-added, privilege, property, ad valorem, franchise, license, school transfer, mortgage recording, customs, withholding, estimated and other tax or similar governmental charge or imposition under laws of the United States or any state, county, or municipal entity, agency or instrumentality or political subdivision thereof or any foreign country or political subdivision thereof) insofar as same may affect the Assets or the Business (the "TAXES") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller or Holdings for Taxes for the periods, property and events covered thereby. All Taxes, including, without limitation, those which are called for by the Tax Returns, have been properly accrued or timely paid. Purchaser will have no liability to any person or taxing authority for Taxes relating to actions or events occurring prior to the Closing Date, except as otherwise provided by Section
1.5. Seller's warranties and representations under this Section 3.1(f) shall be construed consistently with Section 1.5.

                 (g) Books of Account. The books, records and accounts of Seller and Holdings maintained with respect to the Business and the Assets fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and liabilities of Seller and Holdings with respect to the Business.

                 (h) Existing Condition. Since the Balance Sheet Date, neither Seller nor Holdings has entered into any transaction affecting the Business or the Assets except in the ordinary course of business, consistent with past practice; encumbered or transferred any material assets which would have been included in the Assets if the Closing had been held on the Balance Sheet Date or on any date since then except in the ordinary course of business, consistent with past practice; subjected any of its Assets to any lien or other encumbrance of any nature whatsoever, except in the ordinary course of business, consistent with past practice, and except for Permitted Liens (defined in Section 3.1(i)); made any amendment or termination of any material agreement affecting the Business or the Assets, or canceled, modified or waived any rights of substantial value affecting the Business or the Assets, whether or not in the ordinary course of business; changed any of the accounting principles followed by it or the methods of applying such principles; increased the compensation of any Affected Employee (as hereinafter defined) other than in the ordinary course of business; or suffered any loss, whether or not covered by insurance, materially and adversely affecting the Business or Assets.

                 (i) Title to Properties. Notwithstanding anything herein to the contrary, Seller has at the Effective Date and Holdings will have on the Closing Date, good, valid and marketable title (or in the case of real property, indefeasible title) to all of its assets, real, personal and mixed, which would be included in the Assets if the Closing took place on the date hereof, which it purports to own, including without limitation all assets reflected in the Balance Sheet, free and clear of all liens (including but not limited to Tax liens), claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current real or personal Property Taxes not yet due and payable; (ii) Real Properties as to which Seller or Holdings is the lessee; (iii) liens and other exceptions to title as disclosed in SCHEDULE 3.1(I); (iv) inchoate mechanics' and materialmen's liens for construction in progress; (v) inchoate workmen's, repairmen's, warehousemen's, customers', employees' and carriers' liens arising in the ordinary course of business; (vi) liens and imperfections of title (including liens created by operation of law) that, singularly or in the aggregate, would not materially affect the value or operations of the Assets subject to such lien in the hands of a purchaser thereof; and (vii) liens securing obligations included in the Assumed Liabilities (collectively, "PERMITTED LIENS").

                 (j) Compliance with Laws; Authorizations. Seller and Holdings have complied in all material respects with each, and are not in material violation of any, law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business or Assets is subject ("REGULATIONS"). Seller on the Effective Date and Holdings on the Closing Date owns, holds, possesses or lawfully uses or will own, hold, possess or lawfully use in the operation of the Business, all permits, franchises, licenses, easements, rights, applications, filings, registrations and other authorizations ("AUTHORIZATIONS") which are in any material respect necessary for it to conduct its Business as now conducted or for the ownership and use of the Assets in the conduct of the Business. Seller is and at the Closing Date, Holdings will be in compliance in all material respects with all Regulations related to the Authorizations. Seller is not in material default, and on the Closing Date Holdings will not be in material default, nor has Seller received any notice of any claim of material default, with respect to any such Authorization. Seller has not received any notice that any of the material Authorizations used by Seller or to be used by Holdings in the operation of the Business would not or cannot be renewed or continued in the ordinary course of business, and to Seller's knowledge, all such material Authorizations are renewable by their terms or in the ordinary course of business. No person other than Seller owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization.

                 (k) Transactions With Affiliates. Any material transactions between Seller and its affiliates affecting the Business or the Assets and occurring since January 1, 1995 have been upon terms substantially comparable to those that would have been available to Seller from third parties in arms length transactions.

                 (l) Litigation. As of the date hereof, except as set forth on SCHEDULE 3.1(L), and except for insured claims subject to customary deductibles, no litigation or administrative proceeding, including any arbitration, investigation or other proceeding of or before any court, arbitrator or Governmental Entity is pending or, to the best knowledge of Seller, threatened against Seller, which relates to the Business or Assets or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding. As of the date hereof, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity which may materially adversely affect the Assets or Business, or the transactions contemplated hereby.

                 (m)      Contracts and Commitments.  Except as set forth on
SCHEDULE 3.1(M), Seller is not a party to, and at Closing, Holdings will not be a party to any written or oral:

                      (i) lease under which Seller or Holdings is either lessor or lessee relating to the Assets or any property at which the Assets are located other than those set forth on the Schedules to this Agreement;

                      (ii) Contract or agreement for any capital expenditure or leasehold improvement in excess of $100,000 relating to the Assets or the Business; or

                     (iii) Contract or agreement limiting or restraining Seller or Holdings, or their respective successors or assigns, from engaging or competing in any manner in the Business.

Each of the Contracts and agreements listed in SCHEDULE 3.1(M), and each other Holdings Contract, including but not limited to Equipment Leases under which Purchaser is to acquire rights or obligations hereunder, is valid and enforceable in accordance with its terms; Seller is, and to Seller's knowledge all other parties thereto are, in material compliance with the provisions thereof; Seller is not, and to Seller's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and to Seller's knowledge no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, Seller is not aware of any reason that Seller or any other party will be unable to comply with any of the requirements contained in any such Contract or agreement.

                 (n)      Environmental Matters.  Except as set forth in
SCHEDULE 3.1(N), Seller with respect to the Assets (a) is, and has continuously been, in compliance in all material respects with all laws, regulations and ordinances relating to environmental, health and safety matters (including those relating to toxic and hazardous waste and the discharge of matter into the air or water) and (b) have not had any Contaminant (as hereinafter defined) placed, held, located, released, generated, treated, stored or disposed of thereon except for Contaminants properly and legally stored or disposed of in compliance with applicable environmental laws or as would not have a material adverse effect. Except as set forth in SCHEDULE 3.1(N), Seller has not received any notice or claim, and Seller is not aware of any facts suggesting, that it has been or may be liable to any person as a result of any Contaminant having been generated, treated, stored, discharged, emitted, released or transported by it with respect to the Business or the Assets that would have a material adverse effect on the Assets or the Business. Except as set forth in
SCHEDULE 3.1(N), no conditions or circumstances are known to Seller to exist or to have existed, and no activities are known to Seller to be occurring or to have occurred, that are resulting or have resulted in the exposure of any person or property to a Contaminant such that Seller, or after Closing, Holdings or Purchaser may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure. For purposes of this Agreement, a "CONTAMINANT" is any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum-based substance or waste, product or by-product or any constituent of any said substance, waste or product, whether solid, liquid or gaseous in form.

                 (o)      Real Properties.

                       (i)          Real Estate Leases.

                                  A.       Seller has delivered to Purchaser a
true and complete copy of every real estate lease and sublease that is in writing to which Seller is a tenant or subtenant as to each of the Leased Properties described on SCHEDULE 1.1(A)(II) (the "REAL ESTATE LEASES").

                                  B.       Each Real Estate Lease is, and at
Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as listed in SCHEDULE 1.1(A)(II) or SCHEDULE 3.1(O), and no party to any Real Estate Lease is in material default under any of the Real Estate Leases, and, other than provisions in the Real Estate Leases permitting termination without cause, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord, lessee or sublessee under any Real Estate Lease to terminate any Real Estate Lease.

                                  C.       Prior to Closing, Seller shall
assign to Holdings all right, title and interest of Seller in and to all Real Estate Leases and shall deliver to Purchaser originals or copies of all consents required for such assignments. All security deposits made by Seller or Holdings pursuant to any of the Real Estate Leases, including but not limited to the security deposits pertaining to the Real Estate Leases listed in
SCHEDULE 3.1(O), together with all interest earned on such deposits shall be retained by Holdings at and following the Closing.

                      (ii) Zoning. To the best of Seller's knowledge, the Real Properties, as used at the date of execution of this Agreement, until and including the Closing Date, are in material compliance with all applicable zoning and other land use requirements.

                     (iii) Access. Seller has obtained all material Authorizations and rights-of-way, including proof-of-dedication, which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Properties. To the best of Seller's knowledge, there are no material restrictions on entrances to or exits from the Real Properties to adjacent public streets and no conditions exist which will result in the termination of the present access from the Real Properties to existing highways and roads.

                      (iv) Assessments. Neither Seller nor Holdings has received any written notice from any Governmental Entity that the assessed value of any of the Real Properties has been determined to be materially greater than that upon which county, township or school tax was paid for the 1995 tax year. If, at the time of Closing, the Real Properties or any portion thereof are affected by any assessment which is or may become payable in annual installments, of which one or more is then payable or has been paid, then for the purpose of this Agreement, all the unpaid installments of any such assessment including without limitation those which are to become due and payable after Closing, shall be prorated in accordance with Section 1.5.

                       (v) Eminent Domain. Neither Seller nor Holdings has received any written notice and neither of them has any reason to believe that any Governmental Entity having the power of eminent domain over the Real Properties has commenced or intends to exercise the power of eminent domain or a similar power with respect to any part of the Real Properties that in the aggregate is material to the Business.

                      (vi) No Violations. The Real Properties and the present uses thereof comply in all material respects with all regulations of the Governmental Entities having jurisdiction over the Real Properties, and neither Seller nor Holdings has received any written notices from any Governmental Entity, and neither of them has any reasonable basis upon which to believe that the Real Properties or any improvements erected or situated thereon, or the uses conducted thereon, violate any regulations of any such Governmental Entity that would have a material adverse effect on Purchaser.

                    (vii) Executory Contracts. Other than the Real Estate Leases, Seller is not a party to or bound by, and at the Closing Date, Holdings will not be a party to or bound by, any material executory contracts for the operation, management or maintenance of the Real Properties.

                 (p) Availability of Documents. Seller has made available to Purchaser copies of all of the Contracts, Permits, and licenses listed in the Schedules. Seller will use its best efforts to obtain any such documents not in its possession and promptly deliver same to Purchaser. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

                 (q) Assets. Except as set forth in SCHEDULE 3.1(Q), and except for working capital of Holdings and the other assets of Holdings expressly excluded from the Assets pursuant to Section 1.1(b), the Assets on the Closing Date will include all rights and properties reasonably necessary for Purchaser or Holdings to continue to conduct the Business in the manner in which it is conducted by Seller on the Effective Date, and no property excluded or omitted from the Assets constitutes property or rights material to the Business.

                 (r) Restrictions. Neither Seller nor Holdings is a party to any material agreement, license, Permit, Authorization or other instrument or, to the best of either of their knowledge, any understanding or oral agreement, and neither Seller nor Holdings is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award, which materially adversely affects or materially restricts the Business or Assets.

                 (s) Conditions Affecting the Business. Other than the transactions contemplated by this Agreement and such conditions as may affect as a whole the well servicing industry generally, there is no fact known to Seller or Holdings which would materially adversely affect the Business considered as a whole.

                 (t)      Employee Benefit Plans.

                      (i) SCHEDULE 3.1(T) lists all Employee Benefit Plans of Seller. Except for the plan maintained by Seller pursuant to Section 401(k) of the Code (the "401(K) PLAN"), Seller is not now a party to any Pension Plan, and for the preceding five years has not been a party to any Pension Plan subject to Title IV of ERISA. Seller is under no legal obligation to create a new Employee Benefit Plan or, except as provided herein, amend an existing Employee Benefit Plan in a manner that would have a material effect on any Affected Employee, except as required by applicable law.

                     (ii) All material documents, including all amendments thereto, with respect to each Employee Benefit Plan under which one or more Affected Employees are, or are reasonably likely to be, participants have been given to Purchaser or will be made available to

Purchaser prior to the Closing Date. Such documents include, but are not limited to, the following documents to the extent material and applicable: plan documents, trust agreements, insurance contracts, annuity contracts, fidelity bonds and fiduciary liability policies and applications therefor, summary plan descriptions, pending filings with, pending applications to and correspondence with any Governmental Entity, unresolved disputed claims made by or against any Employee Benefit Plan, investment manager and investment advisory contracts, administration contracts, actuarial reports, audit reports, financial statements, union contracts, agreements concerning plan mergers or transfers, determination letters and private letter rulings from the Internal Revenue Service ("IRS"), advisory opinion letters from the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC"), prohibited transaction exemptions, resolutions of the Board of Directors of Seller, minutes or other records of the meetings of any plan committee, and current reports of trustees.

                    (iii) To the extent required under the terms of any Employee Benefit Plan and applicable law, and otherwise only to the extent Holdings shall determine in its sole discretion, Holdings shall adopt each Employee Benefit Plan(s) for the benefit of Affected Employees prior to the Closing Date, and Seller and Holdings shall not (except by operation of law) terminate any adopted Employee Benefit Plan solely with respect to Affected Employees prior to the Closing Date without providing prior written notice to Purchaser; however, at the written request of Purchaser delivered within a reasonable time prior to the Closing Date, Seller shall, or shall cause Holdings to, terminate any one or more of such Employee Benefit Plans prior to the Closing Date with respect to the participation of Holdings and, to the extent possible under the terms of the Employee Benefit Plan, and applicable law, the Affected Employees. All benefits earned or accrued by Affected Employees under the 401(k) Plan, or the 401(k) Restoration Plan, if terminated prior to the Closing Date, shall be fully vested. Seller shall cooperate with Purchaser to the full extent reasonably possible to insure that Affected Employees receive all of the benefits they have accrued under each Employee Benefit Plan through the Closing Date. Without limitation, to the extent Seller maintains an Employee Benefit Plan which provides coverage or benefits to any Employee or such Employee's dependents with respect to medical expenses incurred after the Employee terminates employment with Seller, other than coverage or benefits provided solely as a result of compliance with Section 4980B of the Code, at any time through the Closing Date if such Employee Benefit Plan is adopted by Holdings, Seller is legally entitled to cause Holdings to terminate such post-termination of employment medical coverage or benefits, with respect to all Affected Employees.

                     (iv) At the written request of Purchaser within a reasonable time prior to the Closing Date, and upon agreement between Seller and Purchaser with respect to Purchaser's reimbursement of Seller for the cost hereof, and subject to the consents, if any, required of third parties, Seller will allow Affected Employees to remain under Seller's medical plans and related cafeteria plan for a period requested by Purchaser, not to exceed 30 days, after the Closing Date. Seller shall cause Holdings to withdraw as an adopting employer in all Employee Benefit Plans as of the Closing Date (or, if later, the applicable date under the preceding sentence). Seller, Holdings and Purchaser shall cooperate in causing the separation of the portion of each Employee Benefit Plan adopted by Holdings and continued after the Closing Date attributable to Affected Employees from the corresponding Employee Benefit Plan sponsored by Seller. Without limiting the generality of the foregoing, Seller, Holdings, and Purchaser agree to separate Seller's voluntary employee beneficiary association ("VEBA") trust under which vacation benefits are paid, by transferring to a separate VEBA trust maintained by Holdings as soon as practicable following the Closing Date, $400,000 in cash.

                      (v) Except to the extent the following would not have a material adverse effect on Purchaser, each person who has participated in the operations of any Employee Benefit Plan has acted in accordance with the material terms and conditions of such Employee Benefit Plan; and each Employee Benefit Plan is now, and has always been established, maintained and operated materially in accordance with all applicable laws (including but not limited to ERISA and the Code), as well as materially in accordance with its plan documents.

                     (vi) Except to the extent the following would not have a material adverse effect on Purchaser, all communications to Affected Employees with respect to each Employee Benefit Plan by any authorized person have reflected accurately the documents and operations of such Employee Benefit Plan, and no person has any material liability by reason of any communication or failure to communicate with respect to or in connection with any Employee Benefit Plan.

                    (vii) The 401(k) Plan is and always has been qualified under Section 401 of the Code, and each trust maintained in connection with such 401(k) Plan is and always has been tax exempt under
Section 501 of the Code. The IRS has issued a determination letter with respect to the current version of the 401(k) Plan stating that such 401(k) Plan is qualified.

                   (viii) The assets of all funded Employee Benefit Plans that are not Pension Plans are held by entities that are and always have been tax exempt under all applicable federal and state laws and, without limitation, each VEBA which is intended to fund or implement any Welfare Plan has received a favorable ruling or determination letter as to its tax-exempt status.

                     (ix) Except as described in SCHEDULE 3.1(T), and except with respect to taxes on benefits paid or provided, no material income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including but not limited to any Employee Benefit Plan, any plan fiduciary and Seller) with respect to the operations of, or any transactions with respect to, any Employee Benefit Plan. No action has been taken, nor has there been any failure to take action, that would subject Holdings to any material liability for any tax or penalty in connection with any Employee Benefit Plan. No reserve for any taxes or penalties has been established with respect to any Employee Benefit Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

                      (x) There are no agreements by Seller which might, under any circumstances, result in payments to any Affected Employee who is an officer, shareholder, or highly compensated individual within a period of two years following the Closing Date of amounts which would constitute "parachute payments" under Section 280G of the Code that are nondeductible to Seller or subject to tax under Section 4999 of the Code.

                     (xi) All reports, forms, summaries, and other documents required to be filed, or advisable to be filed, with any Governmental Entity, or with any participant or beneficiary with respect to any Employee Benefit Plan have been timely filed and are materially accurate.

                    (xii) Except as described in SCHEDULE 3.1(T) or with respect to the filing of a Summary Plan Description, a Summary of Material Modifications, an Annual Report, tax report, or a request for a determination letter with respect to the qualified status of a Pension Plan, there have been no written or oral communications with respect to any Employee Benefit Plan with the IRS, DOL, or the PBGC.

                   (xiii) All contributions required to be made to or with respect to each Employee Benefit Plan that are due have been completely and timely made. All such contributions, and any further such contributions paid prior to the Closing Date, have been, or will be, fully deducted by Seller for federal and state income tax purposes; such deductions have not been challenged or disallowed by any Governmental Entity; and Seller has no reason to believe that such deductions are not allowable.

                    (xiv) All material benefits and other payments due and payable under or by any Employee Benefit Plan have been completely and timely paid.

                     (xv) Except as described in SCHEDULE 3.1(T), to the best of Seller's knowledge, there has been no actual, anticipated, threatened, or expected material actions, suits, or claims (other than routine claims for benefits in the ordinary course), or arbitration, or any material complaints to or by any Governmental Entity filed, threatened, or expected, concerning or involving any Employee Benefit Plan, and, without limitation, Seller has no knowledge of any facts which could give rise to any such actions, suits, claims or complaints.

                    (xvi) No material claims have been made or are expected to be made with respect to any bond or any fiduciary liability or other similar insurance with regard to the actions of any person in connection with any Employee Benefit Plan, nor has there been nor is there expected to be any notice to any insurer under any such bond or policy with regard to any Employee Benefit Plan. No application for any bond or fiduciary liability or similar insurance policy with respect to any Employee Benefit Plan has been rejected nor is any such bond or policy now subject to any qualification, condition or exclusion.

                   (xvii) Holdings will be in material compliance with all requirements of the continuation health care coverage requirements of
Section 4980B of the Code with respect to any Employee Benefit Plan adopted by Holdings on or prior to the Closing Date.

                  (xviii)         With respect to the 401(k) Plan and the
401(k) Restoration Plan, Seller's and/or Holdings' matching contribution shall be made with respect to Affected Employee contributions through the Closing Date. All financial reports and statements with respect to each Employee Benefit Plan contain materially accurate statements of the financial condition of such Employee Benefit Plan.

                    (xix) No events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material adverse effect on Holdings.

                     (xx) The cost of providing benefits under, and paying liabilities of, each material Employee Benefit Plan with respect to Affected Employees for 1996 will be provided prior to the Closing Date upon
written request.   All additional direct or indirect costs with respect to
establishing or maintaining each Employee Benefit Plan (including but not limited to legal fees, accounting fees, and administrative costs), to the extent they can be allocated to Affected Employees, for 1996 will be made available to Purchaser prior to the Closing Date upon written request. All of the information in this subsection shall be based on the best reasonable estimate of Seller.

                    (xxi) There have been no contributions to any Employee Benefit Plan in any form other than cash, and there has been no prohibited transaction (within the meanings of Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Benefit Plan which would materially affect Holdings.

                   (xxii) With respect to any Employee Benefit Plan, no insurance contract, annuity contract or other agreement or arrangement with any financial or other organization would impose a penalty, discount or other reduction on account of the withdrawal of assets from such organization or the change in investment of such assets.

                  (xxiii)         The name, address and telephone number of
each person who gives or has given material advice of any kind to or in connection with each Employee Benefit Plan will be made available to Purchaser prior to the Closing Date upon written request.

                   (xxiv) The following are definitions used primarily, or exclusively, in this Section 3.1(t):

                          A.      "AFFECTED EMPLOYEE" means every Employee
employed by Holdings on the Closing Date, and each former Employee, if any, with respect to whom Holdings has assumed a direct or indirect liability, responsibility, or employment relationship with under any contract, law or Employee Benefit Plan.

                          B.      "EMPLOYEE BENEFIT PLAN" means all present
plans, programs, agreements, arrangements, and methods of contribution or compensation providing any remuneration or benefits, other than current cash compensation, to any current or former Employee or to any other person who provides services to Seller, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to ERISA, as hereinafter defined, and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Code; and such term includes, but is not limited to plans which are, or are in the nature of pension, retirement, profit sharing, stock bonus, 401(k), nonqualified deferred compensation, medical, dental, workers' compensation, health insurance, life insurance, incentive, compensation for forgoing vacation benefits, and fringe benefits, but such term does not include normal policies concerning holidays, vacations and salary continuations during short absences for illness or other reasons, nor any Multiemployer Plan, as hereinafter defined.

                          C.      "EMPLOYEE" shall mean all current or former
officers, employees, consultants or others who are or were employed or otherwise compensated by Seller, or any such person employed by an ERISA Affiliate who is or becomes an Affected Employee.

                          D.      "ERISA" means the Employee Retirement Income
and Security Act of 1974, as amended, and the regulations and rulings thereunder.

                          E.      "ERISA AFFILIATE" shall mean any person (as
defined in Section 3(9) of ERISA) (including each trade or business (whether or not incorporated)) which is a member of a "controlled group" including, or under common control with Seller or a Subsidiary of Seller within the meaning of Sections 414(b) and (c) of the Code or Section 4001(a)(14) of ERISA, or an affiliated service group under Section 414 of the Code.

                          F.      "MULTIEMPLOYER PLAN" means a plan which is
described in Section 3(37) of ERISA.

                          G.      "PENSION PLAN" means an Employee Benefit Plan
described in Section 3(2) of ERISA, and a Multiemployer Plan.

                          H.      "WELFARE PLAN" means an Employee Benefit Plan
described in Section 3(1) of ERISA.

                 (u) Personnel. SCHEDULE 3.1(U) lists the names, years of service, and current annual base rates of compensation for salaried, non-hourly Affected Employees, and current hourly rates for hourly Affected Employees; Seller will make available to Purchaser information concerning the bonus, profit sharing, percentage compensation, automobile, club membership and other like benefits, if any, paid or payable to Affected Employees during Seller's 1996 fiscal year and to the date hereof. SCHEDULE 3.1(U) also contains a list of all written, and a brief description of all material terms of all oral, employment agreements, severance agreements, confidentiality agreements, noncompete agreements or similar agreements with Seller to which any Employee is or may be subject. Seller has delivered to Purchaser accurate and complete copies of all such agreements, and all other agreements, plans and other instruments to which Seller is a party and under which Affected Employees and/or sales representatives involved in the Business are entitled to receive benefits of any nature. To Seller's knowledge, and except as set forth on
SCHEDULE 3.1(U), the employee relations of Seller are good and there is no pending or threatened controversy, labor dispute or union organization campaign between Seller and any Affected Employees. None of the Affected Employees or sales representatives of Seller are represented by any labor union or organization nor is Seller a party to any collective bargaining agreement. Except as set forth on SCHEDULE 3.1(U) OR 3.1(L), Seller is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices.

Except as set forth on SCHEDULE 3.1(U), there is no unfair labor practices complaint or charge of employment discrimination pending, or threatened against Seller with respect to an Affected Employee before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other state, federal or local court or government board, agency or commission or any strike, labor dispute, work slowdown or work stoppage pending or, to Seller's knowledge,threatened against or involving Seller, and Seller has not experienced any material labor dispute during the last three years. Seller agrees that to the extent it has entered into confidentiality agreements, noncompete agreements or similar agreements affecting the Business with Employees who are not Affected Employees, it shall cooperate with Purchaser in enforcing such agreements to the maximum extent permitted by law, subject only to Purchaser reimbursing Seller for the cost, if any, incurred by Seller with respect to such enforcement; provided, however, Seller shall not be obligated to bring legal action to enforce any such agreements or to take action materially detrimental to Seller and its other businesses.

                 (v) Condition of Rigs. Of the total of approximately 407 workover rigs to be owned by Holdings on the Closing Date, approximately 318 rigs have been operated within the 12 months preceding the Effective Date.

         3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

                 (a)      Corporation.     Purchaser is a corporation duly
organized, validly existing and in good standing under the laws of the State of Texas.

                 (b) Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

                 (c) Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party under, (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (iii) the Articles of Incorporation or Bylaws of, or any securities issued by, Purchaser, or (iv) any contract to which Purchaser is a party or by which Purchaser is otherwise bound. Except as otherwise contemplated by this Agreement, no Authorization, approval or consent of, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

                 (d) Financing. Purchaser intends to finance the transactions contemplated hereby as set forth in Section 5.1(k), and reasonably expects to be able to consummate such financing on terms acceptable to it.

         3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The representations and warranties of the parties to this Agreement shall expire as of the Closing except for the representations and warranties set forth in Sections 3.1(a) (Corporate Existence), 3.1(b) (Corporate Power; Authorization; Enforceable Obligations), 3.1(f) (Taxes; Tax and Other Returns and Reports), 3.2(b) (Corporate Power and Authorization), and 9.1 (Finders' Fees) which shall survive the Closing Date. All covenants and agreements contained herein shall survive without limitation. All representations, warranties, covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

         3.4 REPRESENTATIONS BY SELLER REFER TO THE BUSINESS. Whether or not so expressed, all representations and warranties of Seller herein relate only to Holdings or to the Business or the Assets and not to any other businesses or assets of Seller.

                    ARTICLE IV - AGREEMENTS PENDING CLOSING

         4.1 AGREEMENTS OF SELLER PENDING THE CLOSING. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Purchaser:

                 (a) Business in the Ordinary Course. Except as otherwise specifically provided herein, the Business shall be conducted solely in the ordinary course consistent with past practice. Seller shall maintain its capital expenditures and shall continue to maintain and service the physical Assets used in the conduct of the Business consistent with Seller's past practices. Seller shall not cause, or permit to occur to the extent Seller may reasonably prevent, any of the events or occurrences described in Section 3.1(h) (Existing Condition). Seller shall use commercially reasonable efforts to maintain in full force and effect all Authorizations currently in effect and used in the conduct of the Business, and shall comply with all Regulations applicable to the Business, the noncompliance with which might materially and adversely affect the Business or the Assets. Seller shall not (i) sell any of the Assets, (ii) enter into any Contract outside of the ordinary course of business, (iii) amend, modify, terminate, waive any material provision of, or breach any material Contract, or (iv) cancel, terminate or cause or allow to lapse any insurance coverage affecting the Business or the Assets.

                 (b) Conduct of Business. Seller shall use commercially reasonable efforts to conduct the Business in such a manner that on the Closing Date the representations and warranties contained in this Agreement shall be true, except as specifically contemplated by this Article IV, as though such representations and warranties were made on and as of such date.

                 (c) Litigation. Between the Effective Date and the Closing Date, Seller shall notify Purchaser of any and all pending or threatened litigation and administrative proceedings, including any arbitration, investigation or other proceeding of or before any court, arbitrator or Governmental Entity which relates to the Business or Assets or the transactions contemplated by this Agreement arising since the Effective Date; Seller also will notify Purchaser if it becomes aware after the Effective Date of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect the Assets or Business, or the transactions contemplated hereby.

                 (d) Access. Seller shall give to Purchaser's officers, employees, counsel, accountants and other representatives reasonable access to and the right to inspect, during normal business hours, all of the premises, properties, Assets, Records, Contracts and other documents relating to Holdings, the Business and the Assets and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of Holdings, the Business and the Assets as Purchaser shall desire to make, provided that such investigation shall be at Purchaser's sole cost and expense and shall not unreasonably interfere with Seller's business operations. Without limitation, Seller shall permit Purchaser to perform Phase I environmental testing (but not Phase II tests or any other testing of the soil or any testing of groundwater without Seller's consent). Furthermore, Seller shall furnish to Purchaser copies of all such documents, Records and information with respect to Holdings, the Business and the Assets, and copies of any internal financial records relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets as Purchaser may reasonably request from time to time.

                 (e) Press Release. Upon the execution of this Agreement, Seller shall cooperate with Purchaser in the drafting and issuance of a press release concerning this Agreement. Except for such press release and discussions with employees and customers as mutually agreed to by Seller and Purchaser and except as required by applicable law, Seller shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Purchaser, which approval shall not be unreasonably withheld.

                 (f) Actions of Directors and Shareholders. If required by law or by the rules of any stock exchange, Seller shall promptly and diligently take all action necessary in accordance with law and its Articles of Incorporation, Bylaws and other organizational documents to convene a meeting of its shareholders promptly to consider and vote upon the approval of this Agreement. The proxy statement (such proxy statement and the form of proxy, including all amendments, supplements, or modifications thereto, being herein referred to as the "PROXY STATEMENT") disseminated to its shareholders shall contain the recommendation of the Board of Directors of Seller in favor of the transaction contemplated hereby, and the Board of Directors of Seller shall recommend that the shareholders vote to approve this Agreement. Seller shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other action customary in transactions of this nature in accordance with its organizational documents and applicable law which is necessary to secure a vote of its shareholders in favor of and to consummate this transaction.

                 (g) Hart-Scott-Rodino. Seller shall promptly make any and all filings required to be made by Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") with respect to the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain any consent, Authorization, order or approval of, or any exemption from or termination of any applicable waiting periods required by, any Governmental Entity or other public or private third party in connection with the transactions contemplated by this Agreement.

                 (h) Employee Matters. Seller shall give Affected Employees all notices required by law, including but not limited to notices of their rights under the Comprehensive Omnibus Budget Reconciliation Act of 1986.

                 (i) Actions of Seller. Seller will not take any action which would result in a material breach of any of its representations and warranties hereunder. Furthermore, Seller shall cooperate with Purchaser and use its best efforts to cause all of the conditions to the obligations of Purchaser under this Agreement to be satisfied on or prior to and at the Closing Date.

         4.2 AGREEMENTS OF PURCHASER PENDING THE CLOSING. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Seller:

                 (a) Confidentiality. Until the Closing, Purchaser will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers and other representatives to hold, in confidence any confidential data or information made available to Purchaser in connection with this Agreement with respect to the Assets or Business in accordance with the Confidentiality Agreement between Seller and Purchaser dated November 13, 1996.

                 (b) Press Release. Upon the execution of this Agreement, Purchaser shall cooperate with Seller in the drafting and issuance of a press release concerning this Agreement. Except for such press release and discussions with Affected Employees and customers as mutually agreed to by Seller and Purchaser and except as required by applicable law, Purchaser will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld.

                 (c) Hart-Scott-Rodino. Purchaser shall promptly make any and all filings required to be made by Purchaser under the HSR Act with respect to the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain any consent, Authorization, order or approval of, or any exemption from or termination of any applicable waiting periods required by, any Governmental Entity or other public or private third party in connection with the transactions contemplated by this Agreement.

                 (d) Actions of Purchaser. Purchaser will not take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Purchaser shall cooperate with Seller and use its best efforts to cause all of the conditions to the obligations of Seller under this Agreement to be satisfied on or prior to the Closing Date.


                ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING

         5.1 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser under this Agreement to purchase the Stock are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                 (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any Schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true on the Effective Date and shall be true on the Closing Date as though such representations and warranties were made as of such date (except to the extent such representations and warranties expressly speak only as of an earlier date), except where the failure to be true (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.1) would not have a material adverse effect on Holdings, the Stock, the Business or the Assets.

                 (b) Compliance with this Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing.

                 (c) Closing Certificate. Purchaser shall have received certificates from Seller, dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1(a), 5.1(b) and 5.1(h) have been fulfilled and certifying that Seller has obtained all consents and approvals required by Section 5.1(g) with respect to it or the Business.

                 (d) Opinion of Counsel for Seller. Baker & Botts, L.L.P., outside counsel for Seller, shall have delivered to Purchaser a written opinion, dated the Closing Date, in the form of EXHIBIT A with only such changes as shall be in form and substance reasonably satisfactory to Purchaser and its counsel. In rendering such opinion, Baker & Botts, L.L.P. may rely on special Louisiana counsel as to all matters of Louisiana law relevant to such opinion.

                 (e) Good Standing. Seller shall have delivered to Purchaser a certificate issued by the appropriate Secretary of State evidencing the good standing of Seller and Holdings, as of a date not more than five calendar days prior to the Closing Date. Seller also shall have delivered to Purchaser a certificate issued by the appropriate taxing authority evidencing that all applicable corporate income and state franchise taxes have been paid.


                 (f) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                 (g) Consents and Approvals. Consistent with Section 2.3, Purchaser or Seller shall have obtained the consents of third parties relative to Contracts, Authorizations, Permits, Equipment Leases, or Real Estate Leases reasonably sufficient to permit Purchaser after the Closing to operate the Business as previously operated by Seller, except as would not have a material adverse effect.

                 (h) Material Adverse Changes. Neither Holdings, the Assets nor the Business in the aggregate shall have been or shall be threatened to be materially adversely affected in any way as a result of any event or occurrence other than such conditions as may affect as a whole the well servicing industry generally.

                 (i) Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved with respect to sufficiency and legal compliance on the Closing Date by Jenkens & Gilchrist, A Professional Corporation, counsel for Purchaser, in the exercise of its reasonable judgment. Seller also shall have delivered to Purchaser such other documents, instruments, certifications and further assurances as such counsel may reasonably require to enable such counsel to pass on such matters.

                 (j) Hart-Scott-Rodino Approval. The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated.

                 (k) Financing. Purchaser shall have completed the offer and sale, including the closing and funding thereof, of (i) newly issued senior notes in the original principal amount of approximately $110,000,000, and (ii) authorized but unissued shares of Purchaser's common stock in an amount sufficient to raise gross proceeds to Purchaser of at least $50,000,000.

                 (l) Securities Filings. Purchaser shall have received from Seller consolidated audited and unaudited financial statements for the Business in compliance with the requirements for filing a Form 8-K with the Securities and Exchange Commission and reasonable assurances from the independent accountants performing such audits that they will, consistent with their professional obligations, provide to Purchaser manually signed reports and consents in the future as required under the rules of the Securities and Exchange Commission.

         5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement to sell the Stock are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                 (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any Schedule, certificate or document delivered to Seller by Purchaser pursuant to the provisions hereof shall have been true on the Effective Date and shall be true on the Closing Date as though such representations and warranties were made as of such date (except to the extent such representations and warranties expressly speak only as of an earlier date).

                 (b) Compliance with this Agreement. Purchaser shall have performed and complied with all obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

                 (c) Closing Certificates. Seller shall have received a certificate from Purchaser, dated the Closing Date, certifying in such detail as Seller may reasonably request that the conditions specified in Sections 5.2(a) and 5.2(b) have been fulfilled.

                 (d) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigations that might result in any such suit, action or proceeding shall be pending or threatened.

                 (e) Consent of Shareholders. If required, the requisite percentage of Seller's shareholders shall have approved the consummation of the transactions contemplated by this Agreement in accordance with the requirements of applicable law.

                 (f) Opinion of Counsel for Purchaser. Jenkens & Gilchrist, A Professional Corporation, counsel for Purchaser, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of EXHIBIT B with only such changes as shall be in form and substance reasonably satisfactory to Seller and its counsel.

                 (g) Hart-Scott-Rodino Approval. The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated.

                          ARTICLE VI - INDEMNIFICATION
                   THE FOLLOWING SECTIONS ARE IMPORTANT AND
                          SHOULD BE READ CAREFULLY.

         6.1     DEFINITIONS.

                 (a) "GOVERNMENTAL ENTITY" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 (b) "INDEMNITEE" shall mean the person or persons indemnified, or entitled or claiming to be entitled to be indemnified, pursuant to the provisions of Article VI.

                 (c) "INDEMNITOR" shall mean the person or persons having the obligation to indemnify pursuant to the provisions of Article VI.

         6.2 INDEMNIFICATION BY SELLER. Except as otherwise limited by this Article VI or by Section 3.3 (Survival of Representations and Warranties and Covenants), Seller agrees to indemnify, defend and hold harmless Purchaser and Holdings and each of its respective officers, directors, employees, agents, shareholders and controlling persons, and their respective successors and assigns, separate consideration for which is hereby acknowledged, of, from and against and in respect of any and all liabilities, actions, lawsuits, conduct, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action including reasonable attorneys' fees and expenses and all reasonable fees and expenses of consultants and other professionals) ("DAMAGES") actually suffered, incurred or realized by such party (collectively, "PURCHASER LOSSES") arising out of or resulting from or relating to any of the following:

                 (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Seller in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to Purchaser pursuant to this Agreement, including the Schedules; provided that this clause shall apply with respect to any misrepresentation, breach of warranty or omission if, but only if, the representation, warranty or omission is set forth in a provision that survives the Closing pursuant to Section 3.3;

                 (b) any Damages or Purchaser Losses (other than the Assumed Liabilities) relating to Seller, Holdings, the Assets or the Business, whether known or unknown, now existing or hereafter arising, contingent or liquidated, (including without limitation, any Tax liabilities) accruing or arising prior to the Closing Date; and

                 (c) any services provided by or on behalf of Seller or Holdings on or prior to the Closing Date or with respect to any claims made pursuant to warranties to third persons in connection with services provided by or on behalf of Seller or Holdings on or prior to the Closing Date.

Notwithstanding the foregoing, Seller shall not be liable under clause (a) of this Section 6.2 based upon a misrepresentation or breach of warranty or omission unless and until the aggregate amount of any Purchaser Losses exceeds $2.0 million at which time all Purchaser Losses in excess of such amount shall be subject to indemnification by Seller; provided, however, (i) Seller's liability under

Sections 6.2(b) and (c) shall not be so limited, and (ii) liability under
Section 6.2(a) shall not be so limited if such Purchaser Losses arise from Seller's breach of any of the provisions set forth in Sections 3.1(b), 3.1(f), or 9.1 of this Agreement.

         6.3 INDEMNIFICATION BY PURCHASER. Except as otherwise limited by this Article VI and Section 3.3 (Survival of Representations and Warranties and Covenants), Purchaser agrees to indemnify, defend and hold Seller and each of its officers, directors, employees, agents, shareholders and controlling persons and its successors and assigns harmless from and against and in respect of any and all Damages actually suffered, incurred or realized by such party (collectively, "SELLER LOSSES") arising out of or resulting from any of the following:

                 (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Purchaser in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to Seller pursuant to this Agreement; provided that this clause shall apply with respect to any misrepresentation, breach of warranty or omission if, but only if, the representation, warranty or omission is set forth in a provision that survives the Closing pursuant to Section 3.3;

                 (b)      any Assumed Liability;

                 (c) conduct of the Business or the ownership or operation of the Assets or Holdings on or after the Closing Date, or any other action by Purchaser or any affiliate of Purchaser (including Holdings after the Closing) related to the Business or the Assets; or

                 (d) the application of WARN (as hereinafter defined) to Seller as a result of the impact on the Affected Employees of the transactions contemplated by this Agreement.

         6.4     PROCEDURE.    All claims for indemnification shall be asserted
and resolved as follows:

                 (a) An Indemnitee shall promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of an Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that actually could have been avoided had such notice been provided within the required time period.

                 (b) The obligations and liabilities of an Indemnitor with respect to Damages arising from claims of any third party that are subject to the indemnification provided for in this Article VI ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee receives notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to the Indemnitee.

If the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will use commercially reasonable efforts to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as reasonably required by the Indemnitor. If the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and will use commercially reasonable efforts to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee.

         6.5 FAILURE TO PAY INDEMNIFICATION. If and to the extent an Indemnitee makes written demand upon an Indemnitor for indemnification pursuant to this Article VI and the Indemnitor refuses or fails to pay in full within 10 business days after final determination with respect thereto, then the Indemnitee may use any legal or equitable remedy to collect from the Indemnitor the amount of its Damages. Nothing contained herein is intended to limit or constrain an Indemnitee's rights against an Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

         6.6 ADJUSTMENT OF LIABILITY. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any Damages under this Article VI shall be net of any insurance recovery by an Indemnitee on account of such Damages from an unaffiliated party.

         6.7 EXPRESS NEGLIGENCE. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

         6.8 DISCLAIMER. SELLER MAKES NO GUARANTEE, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, AS TO THE QUALITY, SERVICEABILITY, MERCHANTABILITY OR CONDITION OF THOSE ASSETS CONSISTING OF TANGIBLE PERSONAL PROPERTY, BUILDINGS, FIXTURES OR OTHER IMPROVEMENTS TO REAL ESTATE, ANY MACHINERY, EQUIPMENT, SPARE PARTS, DRILLING RIGS AND RELATED APPURTENANCE, OR THEIR FITNESS FOR ANY USE OR PURPOSE, AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES ARISING FROM ANY USE OF SUCH ASSETS AFTER THE CLOSING BY HOLDINGS OR PURCHASER OR ARISING IN CONNECTION WITH THIS SALE. SELLER DOES NOT WARRANT THAT

THE SUBJECT ASSETS ARE FIT FOR A PARTICULAR PURPOSE, OR ARE FREE FROM REDHIBITORY OR LATENT DEFECTS OR VICES AND SELLER IS RELIEVED OF ANY LIABILITY FOR REDHIBITORY OR LATENT DEFECTS OR VICES UNDER LOUISIANA CIVIL CODE, ARTICLE 2476 (INSOFAR ONLY THAT ARTICLE 2476 RELATES TO HIDDEN DEFECTS OF THE THING SOLD OR ITS REDHIBITORY VICES AND NOT AS ARTICLE 2476 RELATES TO PURCHASER'S PEACEABLE POSSESSION OF THE THING SOLD), AND LOUISIANA CIVIL CODE, ARTICLE 2520 THROUGH ARTICLE 2548.

         6.9     ARBITRATION.

                 (a) Negotiation Period. After the Closing, all disputes arising under this Agreement (other than a suit for injunctive relief) or arising with respect to any transaction contemplated hereby will be subject to binding arbitration in accordance with this Section 6.9. If such a dispute exists, the parties shall attempt for a 30-day period (the "NEGOTIATION PERIOD") from the date any party gives any one or more of the other parties notice (a "DISPUTE NOTICE") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specificity the basis of the dispute and shall be delivered to each party to this Agreement to whom the dispute relates. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

                 (b) Commencement of Arbitration. If a resolution is not reached by the parties prior to the end of the Negotiation Period, each party shall have 10 days from the end of such period to give each other party who received a Dispute Notice written notice of the selection of an independent arbitrator. If only one party gives such written notice, the arbitrator selected by that party (the "FINAL ARBITRATOR") shall make a final and binding determination as to the parties' respective rights and obligations with respect to the matters set forth in the Dispute Notice. If more than one party selects an arbitrator, the persons so selected shall, within 10 days of the last timely notice of such selection, select a different independent arbitrator (also referred to herein as the "FINAL ARBITRATOR") who shall make a final and binding determination of the parties' respective rights and obligations with respect to the matters set forth in the Dispute Notice. Following the selection of the Final Arbitrator, the other arbitrators selected shall have no further responsibilities hereunder. Each arbitrator selected hereunder shall be experienced in the arbitration of complex commercial disputes.

                 (c) Consolidation of Hearings. If more than one party delivers a Dispute Notice to one or more other parties pursuant to this Section 6.9, the Final Arbitrators selected with respect to each such Dispute Notice may elect, in their sole discretion, to combine the matters set forth in one or more, but not necessarily all, of the Dispute Notices into one or more hearings, in which case, the Final Arbitrators shall adjust the time deadlines set forth herein as they determine appropriate, and shall decide which one of them will hear the evidence and render a final determination with respect to each hearing.

                 (d) Discovery. Unless the Final Arbitrator otherwise directs, each party to an arbitration shall be entitled to one deposition, lasting no more than one day, of a designated representative of each other party to the arbitration prior to the arbitration hearing; and each party shall be entitled, within 30 days of the appointment of the Final Arbitrator, to serve upon each other party one set of Interrogatories (seeking no more than 30 responses), one set of Requests for Production (limited to 30 requests) and one set of Requests for Admission (limited to 30 requests), each of which shall be answered by the recipient thereof within two weeks of its receipt. Otherwise, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association.

                 (e) Conclusion of Arbitration. Unless the Final Arbitrator otherwise directs, the decision of the Final Arbitrator as to the parties' respective rights and obligations shall be made within 60 days of the end of the Negotiation Period and shall be binding on the parties. The Final Arbitrator may determine that a party is entitled to Damages hereunder from one or more other parties, and the manner in which such Damages shall be assessed against the other parties. However, the Final Arbitrator may not award emotional distress or punitive Damages.

                 (f) Expenses of Arbitrators. The expenses of the Final Arbitrator shall be shared equally by the parties to the arbitration. The expenses of each other arbitrator selected hereunder shall be borne by the party selecting such arbitrator.

         6.10 OTHER RIGHTS AND REMEDIES NOT AFFECTED. Except as set forth herein, the indemnification rights of the parties under this Agreement are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby. The indemnification rights of the parties under this Article VI shall be the sole remedy available to Purchaser and Seller after the Closing with respect to the representations and warranties set forth herein or made or deemed to be made in connection with this Agreement.

                       ARTICLE VII - POST CLOSING MATTERS
         7.1     SELLER'S AFFECTED EMPLOYEES.

                 (a) Purchaser will cause Holdings to continue the employment of, or reemploy, all of the Affected Employees listed on SCHEDULE 3.1(U) who have been actively working on the job for the period beginning 30 days prior to the Closing Date and ending on the Closing Date initially at the same salaries and wages of such Affected Employees on the Closing Date.
Nothing in this Agreement shall be considered a Contract between Holdings or Purchaser and any Affected Employee or consideration for, or inducement with respect to, any Affected Employee's continued employment, or reemployment, and, without limitation, all such Affected Employees are and will continue to be considered to be employees at will pursuant to the applicable state employment at will laws or doctrines. Purchaser warrants to Seller that it will take no action not contemplated in this Agreement which would have the effect of causing a "plant closing" or "mass layoff" within the meaning of the Workers Adjustment and Retraining Notification Act ("WARN").

                 (b) Without limiting the generality of any other provision of this Agreement, Seller agrees that it is required to, and shall comply with the provisions of Section 4980B of the Code by notifying each Affected Employee who is not employed by Holdings on or after the Closing Date, and does not continue in the employ of Seller after the Closing Date, of their right, if any, to "continuation coverage" (as defined in Section 4980B(f)(2) of the Code) under the group health plan of Seller or ERISA Affiliate, and Seller agrees that Seller or an ERISA Affiliate will maintain a group health plan in which such Affected Employees who do not become employees of Holdings will have continuation coverage rights until that continuation coverage terminates with respect to all such Affected Employees.

                 (c)      Notwithstanding anything to the contrary in this
Section 7.1, if a salaried, non-hourly Affected Employee remains a salaried, non-hourly employee of Holdings or Purchaser on the Closing Date, and Holdings or Purchaser terminates such salaried, non-hourly Affected Employee without cause prior to the date that is 18 months from the Closing Date, Holdings or Purchaser will pay any such terminated salaried, non-hourly Affected Employee (other than tool pushers) an amount (in regular bi-weekly payments) which is equal to the product of (i) one month's current salary, as determined at the time of the termination, times (ii) such Affected Employee's number of full years of service for Seller shown on SCHEDULE 3.1(U). Any such salaried, non-hourly Affected Employee may be required by Purchaser or Holdings to change his or her primary work location, provided any such change does not require a change of principal residence or an unreasonable commute; if the salaried, non-hourly Affected Employee refuses or declines any such relocation, he/she shall not be entitled to the termination payments described in this Section. "CAUSE" for this purpose shall mean conduct such as fraud, embezzlement, theft, commission of a felony, or any other criminal act against Purchaser, Holdings, or employees of Purchaser or Holdings, dishonesty in the course of employment with Purchaser or Holdings, excessive absenteeism under Purchaser's or Holdings' applicable policies, or deliberate disregard of assigned duties and responsibilities, or of Purchaser's or Holdings' written employment policies of general application.

                 (d) With respect to each Affected Employee employed by Purchaser, Purchaser shall deem the period of employment with Seller (as reflected on SCHEDULE 3.1(U)) to have been employment and service with Purchaser for purposes of determining the Affected Employee's eligibility to join, and vesting (if any) under, but, without limitation, not with respect to the Affected Employee's accrual of benefits under, all of Purchaser's employee benefit plans, programs, policies or similar employment related arrangements to the extent service with Purchaser is recognized thereunder. Purchaser shall waive, and to the extent necessary to effect the terms hereof, if any, shall cause the relevant insurance carriers and other third parties to waive, such restrictions and limitations for any medical condition existing as of the Closing Date of those Affected Employees, and such of their dependents, who are covered on the Closing Date under the Employee Benefit Plan which is a group health plan, but only to the extent that such medical condition would be covered by Purchaser's or Holdings' group health plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect under such Employee Benefit Plan which is a group health plan immediately prior to the Closing Date. Further, Purchaser shall offer to each Affected Employee coverage under a group health plan (as defined in Section 5000(b)(1) of the Code) which (i) provides medical and dental benefits to such

Affected Employee and his eligible dependents (within the meaning of Purchaser's group health plan) effective as of the later of the Closing Date and the date Affected Employees' coverage under Purchaser's or Holdings' group health plan terminates, (ii) credits such Affected Employee towards the deductibles imposed under Purchaser's group health plan, for the year during which the Closing Date occurs, with any deductibles already incurred during such year under Seller's group health plan, and (iii) waives any pre-existing condition restrictions to the extent provided in the preceding sentence.

         7.2 DISCHARGE OF BUSINESS OBLIGATIONS. Following the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred by Seller or Holdings prior to the Closing Date relating to the Business and the Assets, its operations or the assets and properties used therein (except for the Assumed Liabilities and except to the extent prorated pursuant to Section 1.5), including without limitation any liabilities or obligations to employees, trade creditors and customers of the Business. Seller and Purchaser shall each use their best efforts following the Closing to ensure a smooth transition of the Business to Holdings as controlled by Purchaser. Following the Closing Date, Purchaser shall pay and discharge, or cause Holdings to pay and discharge, not less than on a timely basis, all obligations and liabilities incurred on or after the Closing Date with respect to the Business or the Assets, and operations or the assets and properties used therein, including without limitation any such liabilities or obligations to trade creditors and customers. Notwithstanding the foregoing, with respect to accrued vacation and other similar employee expenses relating to Affected Employees, all such amounts up to but not to exceed $650,000, will be assumed by Purchaser at the Closing. Any such amounts ultimately not paid by Purchaser or Holdings within one year following Closing, up to $250,000, shall be accounted for and refunded to Seller.

         7.3 MAINTENANCE OF BOOKS AND RECORDS. Seller and Purchaser shall (and Purchaser will cause Holdings to) each preserve all Records possessed by such party relating to the Business or Assets prior to the Closing Date for a period of at least six years following the fiscal year to which the Records relate. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties and their representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and Records of such party, but, in each case, only to the extent relating to the Assets or Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and Records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (x) as required by law, (y) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (z) where such information becomes available to the public generally, or becomes generally known to competitors of such party through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such Records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy the Records, specifying with particularity the contents of the Records to be destroyed. Such Records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the Records shall deliver such Records to the objecting party.

         7.4 PAYMENTS RECEIVED. Seller and Purchaser each agree that after the Closing they will (and Purchaser will cause Holdings to) hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. Following the Closing, Purchaser and Holdings shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser or Holdings on account of the Business and the Assets, for the sole purpose of depositing such items into accounts over which Seller has signatory authority.

         7.5 USE OF NAME. Promptly following the Closing Date, and in any event within 60 days following the Closing Date, Purchaser shall cause Holdings to replace, repaint or remark all signs, signage and other items containing Seller's name, logo or otherwise containing the word "Pride" so as not to make any reference to Seller's name or logo.

         7.6 INQUIRIES. Following the Closing Date, Seller will promptly refer all inquiries with respect to Holdings or with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may reasonably request from time to time to evidence the transactions contemplated by this Agreement.

         7.7 COVENANT NOT TO COMPETE. Seller agrees that for a period of five years after the Closing Date, neither Seller nor any of its subsidiaries will, directly or indirectly, own, manage, operate, join or control, or participate in ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise as more than a ten percent owner in such business where such business is competitive with the Business in providing onshore oil field rig workover services and is within a 75-mile radius of any of Purchaser's facilities now existing or Seller's or Holdings' facilities used in the Business or in the operation of the Assets as of the Closing Date. The foregoing does not restrict Seller or its subsidiaries from owning or operating drilling rigs. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. Seller acknowledges that this covenant not to compete is being provided as an inducement to Purchaser to acquire the Stock and that this Section 7.7 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser in the Business. Whenever possible, each provision of this Section 7.7 shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Section 7.7 is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 7.7. If any provision of this Section 7.7 is, for any reason, judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.7 but shall be confined in its operation to the provision of this Section 7.7 directly involved in the controversy in which such judgment has been rendered. If the provisions of this Section 7.7 are ever deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law.

         7.8 SUBSEQUENT ACQUISITIONS BY SELLER. The parties agree that during the five-year period specified in Section 7.7 above, Seller may acquire entities which, as an immaterial part of their business, provide domestic, onshore well servicing. If, as a result of any such acquisition, Seller is in violation of the provisions of Section 7.7, Seller shall have one year from the date of such acquisition, to cease all operations that violate Section 7.7, and shall be deemed not to be in violation of Section 7.7 during such one-year period as a result of such activities.

         7.9 TRANSITION PERIOD. During the six-month period following the Closing (the "TRANSITION PERIOD"), the parties shall operate the Business in the following manner. As used in this Section 7.9, references to Purchaser shall include Holdings.

                 (a) Collections. Purchaser's employees shall issue invoices for work in process as of the Closing Date for both the portion of the work completed by Seller prior to the effective date of the Closing and the portion of the work completed by Purchaser thereafter. Purchaser's employees shall use commercially reasonable best efforts to collect the invoices issued on Seller's behalf and Purchaser shall promptly pay to Seller all such amounts collected representing work completed by Seller prior to the effective date of the Closing.

                 (b) Accounting. Purchaser's employees will assist Seller as reasonably necessary to close out Seller's books and Records related to the Business.

                 (c) Licenses and Permits. Seller will continue to cooperate with Purchaser in connection with Purchaser's applications for the transfer, renewal or issuance of any Permits, licenses, approvals or other Authorizations and as required to satisfy any regulatory requirements arising as a result of the sale of the Business pursuant to this Agreement, provided that all out-of-pocket expenses incurred in connection therewith shall be paid by Purchaser.

                 (d) Access to Corporate Headquarters. Seller shall provide Purchaser's employees with reasonable access during normal business hours to Seller's ordinary work environment at Seller's corporate headquarters in Houston, Texas, including but not limited to reasonable access during normal business hours to Seller's computer systems used in the Business and MIS systems used in the Business, and shall allow Purchaser's employees to communicate with Seller's employees at that location in order for Purchaser's employees to obtain certain information required for the operation of the Business.

         7.10 ACCOUNTING RECORDS. For a five-year period following the Closing, Seller will use commercially reasonable efforts to allow Purchaser to obtain access to audit work papers of

Seller's accountants for the immediately preceding five years, if Purchaser requests such access in connection with the audit by Purchaser of Seller for periods preceding the Closing.

               7.11    NONDISCLOSURE OF PROPRIETARY INFORMATION.

                 (a) Seller agrees that, from and after the Closing Date, Seller and its subsidiaries shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person other than Purchaser any proprietary information relating primarily to the Business or the Assets (the "PROPRIETARY INFORMATION") that is not generally known to the public or use any Proprietary Information for any purpose.

                 (b) Seller acknowledges that all documents and objects containing or reflecting any Proprietary Information whether developed by Seller or by a third party for Seller, will after the Closing Date become the exclusive property of Purchaser and be delivered to Purchaser.

         7.12 CONTACT WITH FORMER EMPLOYEES. Purchaser and Seller agree for a period of two years following the Closing Date, not to solicit, directly or indirectly, any of the other's respective employees, or employees of their respective subsidiaries.

         7.13 ASSUMED OBLIGATIONS. Purchaser shall, and shall cause Holdings to, fulfill in all material respects the obligations it assumes in connection with the Assumed Liabilities, and shall indemnify Seller for any loss or expense incurred by Seller for events occurring after the effective time of the Closing relative to the Assumed Liabilities or relating to the conduct of the Business after the Closing.

                           ARTICLE VIII - TERMINATION

         8.1 EVENTS OF TERMINATION. The obligation to close the transactions contemplated by this Agreement may be terminated as follows:

                 (a)      by mutual agreement of Purchaser and Seller;

                 (b) by Purchaser, if a material default is made by Seller in the observance or in the due and timely performance by Seller of any agreements and covenants of Seller herein contained, or if there has been a breach by Seller of any of the warranties and representations of Seller herein contained that results in a material adverse effect (without giving effect to the individual materiality qualifications and thresholds otherwise contained in
Section 3.1 hereof), and such default or breach has not been cured or waived within 20 days of written notice thereof;

                 (c) by Seller, if a material default is made by Purchaser in the observance or in the due and timely performance by Purchaser of any agreements and covenants of Purchaser herein contained, or if there has been a breach by Purchaser of any of the warranties and representations of Purchaser herein contained that results in a material adverse effect (without giving effect to the individual materiality qualifications and thresholds otherwise contained in

Section 3.2 hereof), and such default or breach has not been cured or has not been waived within 20 days of written notice thereof;

                 (d) by Purchaser or Seller, upon written notice provided not less than four business days prior to the effective date of such termination (provided the terminating party has not materially breached any of its agreements, covenants or representations and warranties), if the Closing shall not have occurred on or before March 17, 1997.

         8.2 LIABILITY UPON TERMINATION. If the obligation to consummate the transactions contemplated by this Agreement is terminated pursuant to any provision of this Article VIII, then, other than the provisions of Section 8.4 which shall survive such termination, this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to this Agreement on the part of Seller or Purchaser except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder.

         8.3 NOTICE OF TERMINATION. The parties hereto may exercise their respective rights of termination under this Article VIII only by delivering written notice to that effect to the other party on or before the Closing Date (or, in the event of a termination pursuant to Section 8.1(d), at the time therein provided), specifically describing the factual basis and provisions of this Agreement relied upon for such termination.

         8.4 BREAK-UP FEE. Seller acknowledges that Purchaser is required to secure financing to fund the Closing, and intends to seek funding by offering securities in public or, if required, in private transactions as set forth in Section 5.1(k). In the event Purchaser is not able to obtain such funding and this Agreement is terminated pursuant to Section 8.1(d), Purchaser agrees to pay Seller within fifteen days following the date of such termination
(i) $1.0 million in cash and (ii) $4.0 million in cash or, at Purchaser's option, through the issuance to Seller of Purchaser's common stock, par value $0.01 per share ("PURCHASER'S COMMON STOCK"). Purchaser's Common Stock shall be valued at the average closing price reported on the Nasdaq National Market for the 10 trading days immediately prior to the date of termination of this Agreement. In the event Purchaser's Common Stock is issued as described above, Purchaser shall grant registration rights to Seller with respect to such shares, consistent with the Registration Rights Agreement dated November 1, 1995, by and among Purchaser and the Holders, as therein defined. The fee described above is referred to herein as the "BREAK-UP FEE." The parties agree that the Break-Up Fee is a substitute for Damages and not an incentive to performance and that the amount is a reasonable estimate of the harm that would result from any such breach or termination in light of the anticipated harm, difficulties of proof of loss, and inconvenience or non-feasibility of any other remedy and that the Break-Up Fee is not imposed as a penalty; provided, however, that if any court or other authority determines that the Break-Up Fee is unreasonable or otherwise unenforceable, Purchaser shall pay to Seller the maximum reasonable amount payable as a Break-Up Fee allowable by law, but not to exceed $5.0 million. If the Break-Up Fee is judicially determined not to be enforceable, Seller shall be entitled to all other rights and remedies provided by law or in equity.

                           ARTICLE IX - MISCELLANEOUS

         9.1 FINDERS' FEES. Other than the fees payable by Purchaser to Jefferies & Company, Inc., Seller represents to Purchaser and Purchaser represents to Seller that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and each agrees to indemnify and hold harmless the other against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of its dealings, arrangements or agreements with any such person.

         9.2 EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         9.3 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party; provided, however, Purchaser may assign its rights and obligations hereunder to any other entity that is controlling, controlled by or under common control with Purchaser but any such assignment shall not relieve Purchaser of its obligations hereunder. Purchaser shall give Seller prompt written notice of any such assignment. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

         9.4 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile (in either case, with a copy also sent by first class mail, postage prepaid) as follows:

         If to Purchaser, to:                 With a copy to:

         Dawson Production Services, Inc.     Jenkens & Gilchrist,
         901 N.E. Loop 410, Suite 700         A Professional Corporation
         San Antonio, Texas  78209-1306       600 Congress Avenue, Suite 2200
         ATTN:  Michael E. Little             Austin, Texas  78701
         Facsimile Number:  (210) 930-3345    ATTN:  J. Rowland Cook
                                              Facsimile Number:  (512) 404-3520

         If to Seller, to:                   With a copy to:

         Pride Petroleum Services, Inc.      Baker & Botts, L.L.P.
         1500 City West Blvd., Suite 400     One Shell Plaza
         Houston, Texas  77042               910 Louisiana Street
         ATTN:  Robert W. Randall            Houston, Texas 77002
         Facsimile Number:  (713) 789-1430   ATTN:  L. Proctor Thomas and
                                                    J. David Kirkland, Jr.
                                             Facsimile Number:  (713) 229-1522

or to such other address or facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or faxed.

         9.5 GOVERNING LAW. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Texas (without regard to the choice or conflicts of law provisions of Texas law).

         9.6 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns and they shall not be construed as conferring any rights on any other persons, except for (a) in the case of
Article VI hereof, certain other indemnified parties, and (b) in the case of
Section 7.1(d) hereof, the Affected Employees.

         9.7 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof except that the Confidentiality Agreement dated November 13, 1996, between Purchaser and Seller shall remain in full force and effect. All Exhibits and Schedules referred to herein are incorporated herein in full and are specifically made a part of this Agreement.

         9.8 HEADINGS. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         9.9 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided if any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the effective period of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when all counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement as to a party to produce or account for any of the other counterparts signed by another party not joined in the action.

         9.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "PERSON" herein shall include an individual, firm, corporation, partnership, trust, Governmental Entity, association, unincorporated organization and any other entity. Any references to a Section, Article, Schedule or Exhibit are to sections, articles, schedule and exhibits to this Agreement, unless otherwise specifically stated.

         9.12 WAIVER. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

         9.13 SPECIFIC PERFORMANCE. The parties acknowledge and agree that a party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, a party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 6.9), in addition to any other remedy to which they may be entitled, at law or in equity.

         9.14 GOOD FAITH. The parties agree to act in good faith in the performance and enforcement of the Agreement.

         9.15 ATTORNEYS' FEES. Except as otherwise provided in Section 6.9, if any arbitration or action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the Prevailing Party shall be entitled to recover reasonable attorneys' fees and costs from the other party. No party to any such proceeding shall be considered a "PREVAILING PARTY" unless it recovers more (or pays less) as a result of arbitration or a lawsuit than it has been offered as a settlement of the dispute.

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                                DAWSON PRODUCTION SERVICES, INC.

                                By: /s/ MICHAEL E. LITTLE
                                        Michael E. Little
                                        President

                                PRIDE PETROLEUM SERVICES, INC.

                                By: /s/ RAY TOLSON
                                        Ray Tolson
                                        Chairman of the Board, President and
                                        Chief Executive Officer